UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

SERVICESOURCE INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Dear Fellow Stockholders:

You are cordially invited to join us for our 2022 annual meeting of stockholders, which will be held on May 12, 2022, at 3:00 p.m. Mountain Time. In light of continuing public health concerns regarding the coronavirus (COVID-19) outbreak, the annual meeting will be held in a virtual format only. Holders of record of our common stock as of March 18, 2022 are entitled to notice of, and to vote at, the 2022 annual meeting.

The Notice of Annual Meeting of Stockholders and the proxy statement that follow describe the business to be conducted at the meeting and instructions on how to register to attend the meeting. We may also report on matters of current interest to our stockholders at that meeting.

We are pleased to be furnishing these materials to our stockholders via the internet. We believe this approach provides you with the information that you need while expediting your receipt of these materials, lowering our costs of delivery, and reducing the environmental impact of our annual meeting. If you would like us to send you printed copies of our proxy statement and accompanying materials, we will be happy to do so at no charge upon your request. For more information, please refer to the Notice of Internet Availability of Proxy Materials that we are mailing to you on or about April 1, 2022.

You are welcome to virtually attend the meeting. However, even if you plan to participate virtually, please vote your shares promptly and prior to the meeting to ensure they are represented at the meeting. You may submit your proxy by internet or telephone, as described in the following materials, or, if you request printed copies of these materials, by completing and signing the proxy or voting instruction card enclosed therein and returning it in the envelope provided. If you decide to participate in the meeting and wish to change your proxy, you may do so automatically by voting at the meeting, provided you follow the instructions on how to register to attend the meeting.

If your shares are held in the name of a broker, bank, trust or other nominee, you may be asked for proof of ownership of these shares to register to virtually participate in the meeting.

We thank you for your support.

Sincerely,

Gary B. Moore

Chief Executive Officer and Chairman

NOTICE OF 2022 ANNUAL MEETING OF STOCKHOLDERS

DATE:	May 12, 2022
TIME:	3:00 p.m., Mountain Time
PLACE:

Annual meeting to be held live via the internet – please visit www.proxydocs.com/SREV for more details. To attend the annual meeting, you must register in advance at www.proxydocs.com/SREV prior to the deadline of May 11, 2022 at 3:00 p.m. Mountain Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and you will have the ability to submit questions. Please be sure to follow the instructions found on your proxy card and/or voting instruction card and subsequent instructions that will be delivered to you via email.

RECORD DATE:	March 18, 2022

ITEMS OF BUSINESS:

1.	To elect the seven nominees for director as listed in this proxy statement;
2.	To authorize our board of directors, in its discretion, to amend our certificate of incorporation to effect a reverse stock split of our common stock in a ratio of not less than one-for-five and not more than one-for-ten, to be determined by the board of directors;
3.	To approve, on an advisory basis, our 2021 executive compensation; and
4.	To ratify the appointment of Ernst & Young LLP as our independent auditor for fiscal 2022.

We also will transact any other business that may properly come before the meeting or at any adjournments thereof. We are not aware of any other business to come before the meeting at this time.

Only stockholders of record at the close of business on March 18, 2022, or their valid proxies, are entitled to participate in and vote at the meeting and any and all adjournments or postponements of the meeting. A list of these stockholders will be available electronically during the annual meeting when you enter your unique link that will allow you to access the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we encourage you read the proxy statement and to vote as promptly as possible. For specific instructions on how to vote your shares, please refer to the instructions in the section entitled “How to Vote” beginning on page 4 of the proxy statement.

By order of the board of directors,

Gary B. Moore

Chief Executive Officer and Chairman

Denver, Colorado

April 1, 2022

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2022: THIS PROXY STATEMENT AND SERVICESOURCE’S 2021 ANNUAL REPORT ON FORM 10-K ARE AVAILABLE AT IR.SERVICESOURCE.COM. ADDITIONALLY, AND IN ACCORDANCE WITH RULES OF THE U.S. SECURITIES AND EXCHANGE COMMISSION (“SEC”), YOU MAY ACCESS THESE MATERIALS AT WWW.PROXYDOCS.COM/SREV.

Page

PROXY SUMMARY	5

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE	7
Role and Composition of the Board	7
Board Leadership Structure	7
Director Independence and Tenure	7
Board Diversity Matrix	8
Board’s Role in Risk Oversight	8
Board Committees	9
Committee Composition	9
2021 Board Meetings and Committee Meetings	11
Executive Sessions of Independent Directors	11
Compensation Committee Interlocks and Insider Participation	11
Code of Business Conduct and Ethics	11
Commitment to Corporate Responsibility, Sustainability and Diversity, Equity, and Inclusion	12
Clawback Policy and Stock Ownership Guidelines	12
Considerations in Identifying and Evaluating Director Nominees	12
Process for Recommending Candidates to the Board of Directors	13
Director Attendance at Annual Meetings	13

COMPENSATION OF NON-EMPLOYEE DIRECTORS	13
2021 Director Compensation	14

PROPOSAL NUMBER 1 – ELECTION OF DIRECTORS	15
Board Structure	15
Information Regarding our Directors	15
Proposal 1 Required Vote	21
Proposal 1 Recommendation	21

PROPOSAL NUMBER 2 – VOTE TO AUTHORIZE THE BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT IN A RATIO OF NOT LESS THAN ONE-FOR-FIVE AND NOT MORE THAN ONE-FOR-TEN, TO BE DETERMINED BY THE BOARD OF DIRECTORS	22
Background	22
Criteria to be Used for Decision to Proceed with the Reverse Stock Split	22
Reasons for the Reverse Stock Split	23
Procedure for Effecting the Reverse Stock Split	23

2022 Proxy Statement

Principal Effects of the Reverse Stock Split	23
Risks Associated with the Reverse Stock Split	25
Material United States Federal Income Tax Consequences of the Reverse Stock Split	26
Reservation of Right to Abandon Reverse Stock Split	27
Proposal 2 Required Vote	27
Proposal 2 Recommendation	27

2022 Proxy Statement

QUESTIONS AND ANSWERS	60
More Information about Proxies and Voting	60
Board Communications, Stockholder Proposals and Company Documents	65

OTHER MATTERS	66

APPENDIX A – PROPOSED AMENDMENT TO SERVICESOURCE INTERNATIONAL, INC.	67
APPENDIX B – RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURE	68
PROXY CARD	69

2022 Proxy Statement

Proxy Statement

We are providing these proxy materials in connection with the solicitation by our board of directors of proxies to be voted at our 2022 annual meeting of stockholders, which will take place virtually on Friday, May 12, 2022 at 3:00 p.m. Mountain Time. As a stockholder, you are invited to attend the annual meeting and are requested to vote on the items of business described in this proxy statement. To attend the annual meeting, you must register in advance at www.proxydocs.com/SREV prior to the deadline of May 11, 2022 at 3:00 p.m. Mountain Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and you will have the ability to submit questions. Please be sure to follow the instructions found on your proxy card and/or voting instruction card and subsequent instructions that will be delivered to you via email.

This proxy statement and the accompanying proxy card, notice of annual meeting and voting instructions are being distributed and made available on or about April 1, 2022 to all stockholders of record entitled to vote at the annual meeting.

How to Vote

Even if you plan to attend the annual meeting, please vote as promptly as possible using one of the following voting methods. Make sure you have your proxy/voting instruction card in hand and follow the instructions. You can vote in advance in one of the following three ways – and in each case, votes must be received prior to when the polls are closed during the annual meeting:

VIA THE INTERNET	BY TELEPHONE	BY MAIL
Visit the website listed on your notice or proxy/voting instruction card and follow the instructions	Call the telephone number listed on your notice or proxy/voting instruction card and follow the instructions	Sign, date and return your proxy/voting instruction card in the enclosed envelope – if you did not receive one, you may request one by following the instructions in your notice

2022 Proxy Statement

Proxy Summary

This summary highlights information generally contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider, and you should read the entire proxy statement carefully before voting.

Date, Time and Place of Meeting

Date:	May 12, 2022

Time:	3:00 p.m., Mountain Time

Place:	Annual meeting to be held live via the internet – please visit www.proxydocs.com/SREV for more details.

Record Date:	Stockholders of record as of the close of business on March 18, 2022 are entitled to attend, and to vote at, the annual meeting.

Admission Requirements:

To attend the annual meeting, you must register in advance at www.proxydocs.com/SREV prior to the deadline of May 11, 2022 at 3:00 p.m. Mountain Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and you will have the ability to submit questions. Please be sure to follow the instructions found on your proxy card and/or voting instruction card and subsequent instructions that will be delivered to you via email.

Voting Matters and Board Recommendations

The following proposals will be considered at the annual meeting:

		Board Recommendation	Page
Proposal 1	Election of directors	FOR each nominee	15
Proposal 2	Vote to authorize the board of directors, in its discretion, to amend our certificate of incorporation to effect a reverse stock split	FOR	22
Proposal 3	Advisory vote to approve executive compensation	FOR	28
Proposal 4	Ratification of appointment of Ernst & Young LLP as our independent registered public accounting firm	FOR	29

Other Matters

The management and board of directors of the Company know of no other matters to be brought before the meeting. If other matters are properly presented to the stockholders for action at the meeting or any adjournments or postponements thereof, it is the intention of the proxy holders named in this proxy to vote in their discretion on all matters on which the shares of common stock represented by such proxy are entitled to vote. The entire cost of this solicitation of proxies will be borne by the Company, including expenses incurred in connection with preparing, assembling, and mailing the Notice. The Company may reimburse brokers or persons holding stock in their names or in the names of their nominees for their expenses in sending the proxy materials to beneficial owners who request paper copies. Certain officers, directors, and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by mail, telephone, facsimile, email or personally.

2022 Proxy Statement

Corporate Governance Practices at a Glance

Annual Election of Directors	✓	Board Role in Risk Oversight	✓
Majority Voting with Resignation in Non-Contested Elections	✓	Stock Ownership Guidelines for Named Executive Officers and Directors	✓
Independent Directors Meet in Executive Session without Management Present	✓	Anti-Hedging and Pledging Policy	✓
Code of Conduct for Directors, Officers and Employees	✓	Executive Compensation Pay for Performance Metrics	✓
Clawback Policy	✓	Say-on-Pay Engagement and Responsiveness	✓

Board of Directors Overview

The members of our board of directors as of March 18, 2022 are listed in the below table.

Board Member	Independent	Director Since	Committees
Andrew M. Baker	✓	2020	Audit, Nominating and Corporate Governance
Jane Okun Bomba	✓	2020	Compensation and Human Resources (Chair), Audit
John R. Ferron	✓	2019	Audit (Chair), Compensation and Human Resources
John R. Harris*	✓	2019	Compensation and Human Resources, Nominating and Corporate Governance
John A. Meyer	✓	2020	Nominating and Corporate Governance (Chair), Audit
Gary B. Moore**		2016
Richard G. Walker		2017

*	Lead independent director.
**	Chairman of the board of directors.

2022 Proxy Statement

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Role and Composition of the Board

As of March 18, 2022, our board of directors is composed of seven members. Upon the recommendation of our nominating and corporate governance committee, we are nominating Andrew M. Baker, Jane Okun Bomba, John R. Ferron, John R. Harris, John A. Meyer, Gary B. Moore, and Richard G. Walker for re-election to our board of directors. If re-elected, each director will hold office for a one (1) year term until our annual meeting of stockholders to be held in 2023.

Each director’s term continues until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Our board of directors is responsible for, among other things, overseeing the conduct of our business, reviewing and, where appropriate, approving our long-term strategic, financial, and organizational goals and plans, and reviewing the performance of our Chief Executive Officer and other members of senior management.

Board Leadership Structure

Chairperson of the Board

Our board of directors currently has no established policy on whether the roles of Chief Executive Officer and Chairperson of the board of directors should be separated. Our board of directors believes that it is most appropriate to make that determination based on the Company’s circumstances. In December 2018, in connection with Mr. Moore’s appointment as our Chief Executive Officer, our board of directors determined that the most effective leadership model for the Company is for Mr. Moore to serve as both Chairman and Chief Executive Officer. The board of directors believes its current structure is functioning effectively. The board of directors does not believe that introducing an independent Chairman at this time would provide appreciably better direction for the Company.

Lead Independent Director

Mr. Harris is our lead independent director. As our lead independent director, he is responsible for helping to set the agendas for board meetings, coordinating the activities of the independent directors and presiding over board meetings if the chairperson is absent. In addition, the lead independent director presides over executive sessions without the presence of the non-independent directors or members of the Company’s management from time to time as deemed necessary or appropriate and coordinates the annual director evaluation process, in collaboration with the nominating and corporate governance committee. The role given to the lead independent director helps ensure a strong, independent, and active board of directors.

Director Independence and Tenure

Under the rules of the NASDAQ Stock Market LLC (“NASDAQ”), where our common stock trades, independent directors must constitute a majority of a listed company’s board of directors. In addition, the rules of NASDAQ require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under the rules of NASDAQ, a director will only qualify as an “independent director” of a company if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries.

Based upon information requested from and provided by each director concerning his or her background, employment and affiliations, including family relationships, our board of directors has determined that none of the following non-employee directors has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the rules of NASDAQ: Ms. Okun Bomba, and Messrs. Baker, Ferron, Harris, and Meyer. Our board of directors also determined each of the members of our audit committee, our compensation and human resources committee, and our nominating and

2022 Proxy Statement

corporate governance committee satisfy the independence standards for those committees established by the applicable rules and regulations of the SEC and NASDAQ.

In making these determinations, our board of directors considered the relationships that each non-employee director has with our Company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.

Board Diversity Matrix (As of March 18, 2022)

Total Number of Directors: 7	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	6	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	0	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	1	6	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0

Board’s Role in Risk Oversight

Our board of directors, as a whole and through its committees, has responsibility for the oversight of risk management. Our senior management is responsible for assessing and managing our risks on a day-to-day basis.

●	Our audit committee oversees and reviews with management our policies with respect to risk assessment and risk management and our significant financial risk exposures and the actions management has taken to limit, monitor or control such exposures.
●	Our compensation and human resources committee reviews our executive and non-executive compensation programs and practices to design compensation not to encourage unnecessary or excessive risk-taking.
●	Our nominating and corporate governance committee reviews and recommends corporate governance policies and practices to reduce the risk of wrongdoing and to promote good corporate governance.

2022 Proxy Statement

Each of our committees reports to the full board of directors with respect to these matters, among others.

At periodic meetings of the board of directors and its committees and in other meetings and discussions, management reports to and seeks guidance from the board of directors and its committees with respect to the most significant risks that could affect our business, such as legal, compliance, financial, tax and audit related risks. In addition, among other matters, management provides our audit committee periodic reports on our compliance programs and efforts.

Board Committees

Our board of directors has three standing committees: an audit committee, a compensation and human resources committee and a nominating and corporate governance committee. The composition, as of March 18, 2022, and primary responsibilities of each committee are described below. Members serve on these committees until their resignation or until otherwise determined by our board of directors.

Committee Composition

The composition of the committees of our board of directors as of March 18, 2022 is as follows:

Committee
Board Member	Audit	Compensation and Human Resources	Nominating and Corporate Governance
Andrew M. Baker*(1)	M		M
Jane Okun Bomba*(1)	M	C
John R. Ferron*(1)(2)	C	M
John R. Harris*(1)		M	M
John A. Meyer*(1)	M		C
Gary B. Moore
Richard G. Walker (1)
Total Number of Meetings during 2021	7	5	4

*	Independent Director

MMember

CChair

(1)	Financially sophisticated under NASDAQ rules.
(2)	Audit committee financial expert as defined under SEC regulations.

During 2021, Ms. Okun Bomba and Messrs. Baker, Ferron, and Meyer served on our audit committee; Ms. Okun Bomba and Messrs. Ferron and Harris served on our compensation and human resources committee; and Dr. Robin L. Smith and Messrs. Baker, Harris, and Meyer served on our nominating and corporate governance committee. Dr. Smith did not stand for reelection at our 2021 annual meeting of stockholders.

Audit Committee

Our audit committee oversees our corporate accounting and financial reporting processes, and each committee member meets the financial literacy requirements under applicable rules and regulations of the SEC and NASDAQ.

Our audit committee operates under a written charter approved by our board of directors. The charter is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage.

Members (all independent) * John R. Ferron (Chair) Andrew M. Baker Jane Okun Bomba John A. Meyer

*	Each of our audit committee members is “financially sophisticated” under NASDAQ rules. Mr. Ferron is our audit committee financial expert under SEC rules.

2022 Proxy Statement

Our audit committee is responsible for, among other things:

●	Appointing, compensating, and, where appropriate, replacing our independent registered public accounting firm;
●	evaluating our independent registered public accounting firm’s qualifications, independence and performance and approving the audit and non-audit services performed by our independent auditors;
●	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;
●	reviewing the adequacy and effectiveness of our internal control policies and procedures;
●	discussing the scope and results of the audit with our independent registered public accounting firm and reviewing our interim and year-end operating results with management and the independent auditors;
●	preparing the audit committee report that the SEC requires in our annual proxy statement; and
●	reviewing annually the audit committee charter and the committee’s performance.

Compensation and Human Resources Committee

Our compensation and human resources committee reviews and recommends policies relating to the compensation and benefits of our officers and employees and each committee member qualifies as a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act.

Our compensation and human resources committee operates under a written charter approved by the board of directors. The charter is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage.

Members (all independent) Jane Okun Bomba (Chair) John R. Ferron John R. Harris

Our compensation and human resources committee is responsible for, among other things:

●	overseeing our compensation policies, plans and benefit programs, including the approval of stock grants;
●	reviewing and approving for our executive officers: the annual base salary, the annual incentive bonus, including the specific goals and amount, equity compensation, employment agreements, severance arrangements and change of control arrangements and any other benefits, compensation, or arrangements;
●	preparing the compensation committee report that the SEC requires to be included in our annual proxy statement;
●	administering, reviewing, and making recommendations with respect to our equity compensation plans;
●	reviewing annually the compensation and human resources committee charter and the committee’s performance; and
●	periodically reviewing and reporting to the Board, as appropriate, on (i) our talent management strategies, such as our recruitment, development, promotion, and retention programs, (ii) diversity and inclusion within the Company, and (iii) employee engagement and Company culture.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee oversees and assists our board of directors in reviewing and recommending nominees for election as directors.

Our nominating and corporate governance committee operates under a written charter approved by the board of directors. The charter is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage.

Members (all independent) John A. Meyer (Chair) Andrew M. Baker John R. Harris

2022 Proxy Statement

Our nominating and corporate governance committee is responsible for, among other things:

●	evaluating and making recommendations regarding the organization and governance of our board of directors and its committees;
●	establishing procedures for the submission of candidates for election to our board of directors (including recommendations by stockholders of the Company);
●	establishing procedures for identifying and evaluating nominees for director;
●	creating a succession plan in the event of key executive departures;
●	assessing the performance of members of our board of directors and making recommendations regarding committee and chair assignments; and
●	recommending desired qualifications for board membership and conducting searches for potential board members.

2021 Board Meetings and Committee Meetings

During 2021, our board of directors met eight times. In 2021, each of our incumbent directors attended or participated in at least 75% of the aggregate of (i) the total number of meetings of our board of directors held during the period for which he or she has been a director and (ii) the total number of meetings held by all committees of our board of directors on which he or she served during the time he or she was a member of such committee.

Executive Sessions of Independent Directors

Independent members of our board of directors convene executive sessions from time to time as deemed necessary or appropriate. These sessions generally are without the presence of our non-independent directors or members of the Company’s management.

Compensation Committee Interlocks and Insider Participation

The current members of our compensation and human resources committee are Ms. Okun Bomba and Messrs. Ferron and Harris. None of the members of our compensation and human resources committee is, or was during 2021, an officer or employee of ours. None of the members of our compensation and human resources committee had any relationships requiring disclosure by the Company under Item 404 of Regulation S-K in 2021. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation and human resources committee.

Code of Business Conduct and Ethics

We are committed to the highest standards of integrity and ethics in the way we conduct our business. Accordingly, we adopted a Code of Business Conduct and Ethics that applies to our board of directors, officers, and employees, including our Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, and other executive and senior financial officers. Our Code of Business Conduct and Ethics establishes our policies and expectations with respect to a wide range of business conduct, including preparation and maintenance of financial and accounting information, compliance with laws and conflicts of interest.

Under our Code of Business Conduct and Ethics, each of our employees, officers and directors is required to report suspected or actual violations to the extent permitted by law. In addition, we have adopted separate procedures concerning the receipt and investigation of complaints relating to accounting or audit matters. These procedures have been adopted and are administered by our audit committee.

Our Code of Business Conduct and Ethics is available on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage. We will disclose on our website any amendments to the Code of Business Conduct and Ethics, as well as any waivers of the Code of Business Conduct and Ethics, that are required to be disclosed by the SEC or NASDAQ rules.

2022 Proxy Statement

Commitment to Corporate Responsibility, Sustainability and Diversity, Equity, and Inclusion

We believe that corporate responsibility is a key aspect of ServiceSource’s culture, and reflected in our core values of Dedication, Collaboration, Trust, and Caring. We believe this commitment benefits our communities, supports the acquisition and motivation of talent, and empowers us to deliver long-term value creation for the benefit of all of our stakeholders. In 2021, we made significant progress in this area, including:

●	Achieved approximately 50/50 gender parity across our global employee base;
●	Recognized as a Workhuman® Certified Enterprise, a designation awarded to progressive companies that pioneer innovative ways to make work more human by committing to nine tenets of the modern workplace: belonging, growth, meaningful work, appreciation, work-life harmony, fair pay, privacy, safety and respect, and sustainability;
●	Earned a designation as a Military Friendly® Employer, joining a nationwide group of leading companies that support the U.S. military veteran community across hiring, culture, and supplier relationships;
●	Supported employee efforts to give back to the local communities in which we operate through more than 5,000 hours of Company-paid volunteer time-off; and
●	Avoided the consumption of an estimated one million gallons of gasoline and the emission of nearly 10,000 metric tons of CO2 greenhouse gases through our virtual-first operating model and the enablement for all of our employees globally to work remotely from their home.

To learn more about corporate responsibility at ServiceSource, please see the annual report or visit our website.

Clawback Policy and Stock Ownership Guidelines

Clawback Policy

In 2020 we adopted a clawback policy, which we updated in 2021, in order to align the performance incentives of our executive team with the interests of our stockholders. For a summary of our clawback policy, see the “Executive Compensation – Compensation Discussion and Analysis – Risk Assessment and Clawback Policy” section below.

Stock Ownership Guidelines

To underscore the importance of aligning the interests of our management team with those of our stockholders, we have formal stock ownership guidelines for executive officers and non-management directors, which we updated in 2021. For a summary of our stock ownership guidelines, see the “Executive Compensation – Other Compensation Matters and Policies – Stock Ownership Guidelines” section below.

Considerations in Identifying and Evaluating Director Nominees

In its evaluation of director candidates, including the members of the board of directors eligible for re-election, our nominating and corporate governance committee will consider the following:

●	the current size and composition of our board of directors and the needs of the board of directors and its respective committees;
●	factors such as character, integrity, judgment, age, independence, skills, education, expertise, business acumen, business experience, length of service, understanding of our business and other commitments and the like, without assigning any particular weighting or priority to any of these factors;
●	diversity of skills, backgrounds, experience, age, gender, sexual orientation and identification, cultural and ethnic composition of the board of directors and the candidate, and historically under-represented groups that are most appropriate to the Company’s long-term business needs; and
●	other factors that our nominating and corporate governance committee may consider appropriate.

2022 Proxy Statement

Our nominating and corporate governance committee requires the following minimum qualifications to be satisfied by any nominee for a position on the board of directors:

●	the highest personal and professional ethics and integrity;
●	proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;
●	skills that are complementary to those of the existing board of directors;
●	the ability to assist and support management and make significant contributions to our success; and
●	an understanding of the fiduciary responsibilities that are required of a member of the board of directors and the commitment of time and energy necessary to diligently carry out those responsibilities.

If our nominating and corporate governance committee determines that an additional or replacement director is required, the nominating and corporate governance committee may take such measures as it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the nominating and corporate governance committee, board of directors or management.

Process for Recommending Candidates to the Board of Directors

Our nominating and corporate governance committee is responsible for, among other things, determining the criteria for membership to our board of directors and recommending candidates for election to the board of directors.

It is our nominating and corporate governance committee’s policy to consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources. See “Proposal Number 1 – Election of Directors.”

Director Attendance at Annual Meetings

Although we do not have a formal policy regarding attendance by members of our board of directors at annual meetings of stockholders, we encourage, but do not require, directors to attend. The 2021 annual meeting of stockholders was attended by Ms. Okun Bomba and Messrs. Baker, Harris, Meyer, Moore, and Walker.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

Under our current program, our non-employee directors receive the following compensation for board service:

Non-employee directors	$40,000 annual cash retainer $150,000 annual equity retainer (1)
Lead independent director	$15,000 annual cash retainer
Audit committee	$20,000 annual chairmanship retainer $10,000 annual membership retainer
Compensation and human resources committee	$10,000 annual chairmanship retainer $5,000 annual membership retainer
Nominating and governance committee	$5,000 annual chairmanship retainer $3,000 annual membership retainer

(1)	Granted in the form of restricted stock units ("RSUs") calculated by dividing the dollar value by the average closing price of the Company’s common stock on NASDAQ for the 20 trading days ending on the Friday prior to the grant date, not to exceed 100,000 RSUs. The annual grant vests in full on the first anniversary of the grant date.

The annual equity retainer for 2021 was granted in May 2021, at which time we granted 100,000 RSUs to each of Ms. Okun Bomba, and Messrs. Baker, Ferron, Harris, Meyer, and Walker upon their re-election to the board of directors. These RSUs vest one year from the date of grant.

Our non-employee director compensation program provides an overall annual cap of $750,000 on the total compensation that may be paid or granted to each non-employee director.

Our non-employee directors may elect to defer the receipt of cash retainers and vested restricted stock units pursuant to the ServiceSource International Inc. Non-Employee Director Deferred Compensation Plan.

2022 Proxy Statement

2021 Director Compensation

The following table sets forth information regarding compensation paid or accrued for services rendered to us by our non-employee directors during the year ended December 31, 2021:

	Fees Earned or		Stock
Name	Paid in Cash		Awards (1)(2)	Total
Andrew M. Baker	$53,000		$135,000	$188,000
Jane Okun Bomba	$60,000	(3)	$135,000	$195,000
John R. Ferron	$65,000		$135,000	$200,000
John R. Harris	$61,896	(3)	$135,000	$196,896
John A. Meyer	$55,000		$135,000	$190,000
Robin L. Smith (4)	$15,948		$—	$15,948
Richard G. Walker	$40,000		$135,000	$175,000

(1)	The amount in this column reflects the grant date fair value of awards computed in accordance with Financial Accounting Standards Board Accounting Codification 718 ("FASB ASC Topic 718"). The amount does not necessarily correspond to the actual value recognized by the non-employee director. The assumptions used for calculating the grant date fair value are consistent with the valuation methodologies specified in the notes to our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2021.
(2)	Represents an RSU award granted on May 14, 2021 covering 100,000 shares which vests one year from the date of grant.
(3)	Ms. Okun Bomba and Mr. Harris elected to defer 100% of their cash compensation, pursuant to our Non-Employee Director Deferred Compensation Plan. Those amounts will be paid out on the earlier of cessation of Board service, death, or a change in control of the Company.
(4)	Dr. Robin L. Smith did not stand for re-election at the 2021 annual meeting of stockholders.

The aggregate number of shares subject to outstanding stock options, RSUs and PSUs as of December 31, 2021 for each non-employee director was as follows:

	Aggregate Number		Aggregate Number
	of Stock Options		of Stock Awards
	Outstanding as of		Outstanding as of
Name	December 31, 2021		December 31, 2021
Andrew M. Baker	—		100,000	(3)
Jane Okun Bomba	—		100,000	(3)
John R. Ferron	25,000	(1)	100,000	(3)
John R. Harris	25,000	(2)	100,000	(3)
John A. Meyer	—		100,000	(3)
Richard G. Walker	—		231,625	(4)
(1)	Consists of 25,000 stock options with an exercise price of $1.01 which are vested and immediately exercisable.
(2)	Consists of 25,000 stock options with an exercise price of $0.93 which are vested and immediately exercisable.
(3)	Consists of 100,000 RSUs that will vest on May 14, 2022 provided such director continues to serve on our board of directors as of such vesting date.
(4)	Consists of 100,000 RSUs that will vest on May 14, 2022 and 131,625 PSUs achieved at 58.5% of target, which will vest on May 13, 2023, provided that Mr. Walker continues to serve on our board of directors as of such vesting date.

2022 Proxy Statement

PROPOSAL NUMBER 1 Election of Directors

Board Structure

Our board of directors is currently composed of seven members, who serve one-year terms.

Our bylaws provide for a majority voting standard for the election of directors in uncontested elections. For a nominee to be elected in an uncontested election, the number of votes cast “for” such nominee’s election must exceed the number of votes cast “against” that nominee. Broker non-votes and abstentions will have no effect on the outcome of the election of directors.

Our majority voting standard includes a policy that each director nominee up for re-election shall submit a resignation of his or her directorship in writing to the chairman of the nominating and corporate governance committee as a condition to nomination. The resignation becomes effective only if the director fails to receive a sufficient number of votes for re-election at the meeting of stockholders and the board of directors accepts the resignation. If such director’s resignation is not accepted by the board of directors, such director will continue to serve until the expiration date of such director’s term in office.

Information Regarding our Directors

Our nominating and corporate governance committee recommended, and our board of directors nominated, Ms. Okun Bomba, and Messrs. Baker, Ferron, Harris, Meyer, Moore, and Walker as nominees for election as directors at the 2022 annual meeting to hold office for a one-year term until our annual meeting of stockholders to be held in 2023.

Ms. Okun Bomba, and Messrs. Baker, Ferron, Harris, Meyer, Moore, and Walker have agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable to serve. In the event one of the nominees is unable or declines to serve as a director at the time of the 2022 annual meeting, proxies will be voted for any nominee who may be proposed by the nominating and corporate governance committee and designated by the present board of directors to fill the vacancy.

The following table sets forth the names, ages and positions of our director nominees as of March 18, 2022:

Andrew M. Baker
Independent Director Director, ServiceSource International, Inc. Age: 66 Director since 2020 Audit Committee Nominating and Corporate Governance Committee

Andrew M. Baker has served as a member of our board of directors since February 2020. Mr. Baker is the immediate past Managing Partner of Baker Botts, an Am Law 100 law firm with operations in 14 cities across the United States, Europe, the Middle East and Asia Pacific, a role he held from April 2012 until April 2019. Mr. Baker retired from Baker Botts at the end of 2019 pursuant to the firm’s mandatory retirement policy. Prior to leading Baker Botts, Mr. Baker was a practicing attorney for 33 years, working closely with a number of Fortune 100 companies as a strategic and trusted advisor. He worked closely with, helped build consensus among, or negotiated with, boards, investors and counter parties, and as a result enjoyed a broad portfolio of clients. Since April 2019, he has served the board of directors of private equity-backed McLarens, a global loss adjusting company. Mr. Baker received his Bachelor of Arts degree from State University of New York at Albany and his Juris Doctor degree from Cornell Law School.

Board Skills and Qualifications

We believe that Mr. Baker possesses several unique attributes that qualify him to serve on our board of directors, including his experience of successfully running a complex business operating around the globe, his background in law, mergers and acquisitions, and significant experience in the technology, and professional service sectors. His experience as global Managing Partner of an AM Law 100 firm contribute to the board of directors’ determination that he is financially sophisticated under NASDAQ rules, which qualifies Mr. Baker to serve as a member of our audit committee.

2022 Proxy Statement

Jane Okun Bomba
Independent Director Director, ServiceSource International, Inc. Age: 59 Director since 2020 Audit Committee Compensation and Human Resources Committee (Chair)

Jane Okun Bomba has served as a member of our board of directors since February 2020. Since January 2018, Ms. Okun Bomba has served as President of Saddle Ridge Consulting and advises on a range of strategic issues, including investor relations, corporate perception and governance, transaction integration, human resources and ESG. From 2004 to 2017, Ms. Okun Bomba was an executive at IHS Markit, most recently serving as the Executive Vice President, Chief Administrative Officer. At IHS Markit she led a team of over 450 people worldwide in many corporate functions including human resources, marketing, communications, sustainability and investor relations. Prior to IHS, she was a partner at Genesis, Inc. and headed investor relations at Velocom, MediaOne Group, and Northwest Airlines. She also held various management positions in corporate finance at Northwest Airlines and American Airlines and was a certified public accountant at PriceWaterhouse. Ms. Okun Bomba serves on the boards of directors of Clarivate PLC, Brightview Holdings (NYSE: BV) and Kickstart International and is a member of the International Women’s Forum. She is a member of the University of Michigan, Ross School of Business Advisory Board and the School of Literature, Science and Arts Dean’s Advisory Committee. Ms. Okun Bomba holds both a Bachelor of General Studies and a Master in Business Administration from the University of Michigan at Ann Arbor. She completed graduate studies at the Stockholm School of Economics, and board of directors’ education in the Women’s Director Development Program at the Kellogg School of Management, Northwestern University and the Directors’ Consortium.

Board Skills and Qualifications

We believe that Ms. Okun Bomba possesses specific attributes that qualify her to serve on our board of directors. In particular, she is financially sophisticated under NASDAQ rules, and has public company executive leadership and board experience, as well as extensive international education and training in business, board leadership and economics.

2022 Proxy Statement

John R. Ferron
Independent Director Director, ServiceSource International, Inc. Age: 57 Director since 2019 Audit Committee (Chair) Compensation and Human Resources Committee

John R. Ferron joined our board of directors in January 2019. He is an executive leader, board member, and operating advisor with more than 35 years of experience in technology enabled companies, including enterprise IT and security infrastructure software, semiconductors, computing and storage, video conferencing and real estate. Mr. Ferron is currently the Chief Executive Officer of FYVE, Inc. which is redefining real estate for owners and residents by providing a digitally native software solution to property and association management. Previously, Mr. Ferron served as Chief Executive Officer and board member of Resolve Systems, an enterprise-wide IT automation and orchestration platform and a portfolio company of Insight Partners, from July 2018 to January 2020. Previous to Resolve, Mr. Ferron spent more than a decade as an operating advisor with Clearlake Capital Group, L.P., a leading private investment firm, where he served as an executive for several Clearlake portfolio companies, including serving from February 2017 to June 2018 as Executive Chairman at Ivanti, an IT service management software vendor formed by the $1.6 billion merger of LANDesk and Heat Software, where Mr. Ferron served as Chief Executive Officer from January 2016 to February 2018. Mr. Ferron also served from October 2014 to January 2016 as Chief Executive Officer at NetMotion Software, delivering mobile performance management software. From April 2008 to September 2014, he served as President and Chief Executive Officer of Purple Communications, a telecommunication provider for the Deaf and Hard of Hearing. Earlier in his career, Mr. Ferron spent more than 15 years in senior finance leadership roles at various companies including Compaq Computer and Science Applications International Corporation. He holds a Master of Science in Tax and Financial Planning from San Diego State University and a Bachelor of Science in Business Management (Finance) from Northern Arizona University. Mr. Ferron also serves on NAU's advisory board for the Franke College of Business and has been indoctrinated into their Alumni Hall of Fame.

Board Skills and Qualifications

We believe that Mr. Ferron possesses specific attributes that qualify him to serve as a member of our board of directors. In particular, Mr. Ferron has experience as Chief Executive Officer, and he has extensive experience running technology service companies on behalf of Clearlake Capital Group. Mr. Ferron also has experience in mergers and acquisitions at several other technology companies and served as a private company Chief Financial Officer, which experiences contribute to the board of directors’ determination that he is financially sophisticated under NASDAQ rules and is our audit committee financial expert under SEC rules.

2022 Proxy Statement

John R. Harris
Lead Independent Director Director, ServiceSource International, Inc. Age: 73 Director since 2019 Compensation and Human Resources Committee Nominating and Corporate Governance Committee

John R. Harris joined the ServiceSource Board in July 2019 and has been our Lead Independent Director since December 2019. He is a veteran investor, advisor and operator in the Information Technology and Business Process Outsourcing industries with more than 35 years of experience in Chief Executive Officer and senior executive positions. From February 2006 to October 2009, he served as the President and Chief Executive Officer of eTelecare Global Solutions, a global provider of outsourced customer care services. From December 2003 to January 2005, Mr. Harris served as Chief Executive Officer of Seven Worldwide Inc., a digital content management company. Additionally, he has served as Chief Executive Officer and President of Delinea Corporation, Chief Executive Officer and President of Exolink, and Chairman and Chief Executive Officer of Ztango. Earlier in his career, Mr. Harris spent twenty-five years with Electronic Data Systems (EDS), during which he held a variety of executive leadership positions including Group Executive and President of EDS' four strategic business units serving the telecommunications and media industries. In addition to ServiceSource, he also serves on the boards of Mobivity Holdings Corp. (OTCQB: MFON), the Hackett Group, Inc. (NASDAQ: HCKT) and several early stage private companies. Mr. Harris holds a Master of Business Administration and a Bachelor of Business Administration from the University of West Georgia and is on the Board of Advisors to the Richardson School of Business.

Board Skills and Qualifications

We believe that Mr. Harris possesses unique attributes that qualify him to serve on our board of directors and as our Lead Independent Director, including his experience as Chief Executive Officer and in senior executive positions in the information technology industry and the outsourced customer care space. His experience as Chief Executive Officer of multiple companies and roles in strategic leadership qualify him for a leadership role as well as service on our board of directors.

2022 Proxy Statement

John A. Meyer
Independent Director Director, ServiceSource International, Inc. Age: 65 Director since 2020 Audit Committee Nominating and Corporate Governance Committee (Chair)

John A. Meyer has served as a member of our board of directors since February 2020. Mr. Meyer was the Executive Chairman of Arise Virtual Solutions Inc., until its successful exit to Warburg Pincus in December 2019. Arise Virtual Solutions is a leading virtual solutions company, which Mr. Meyer joined as Chief Executive Officer in August 2011 to drive the organization's growth, set the strategic vision and manage the global operations of the business. During his tenure there, Arise doubled in size and profitability. In 2013, he was selected as mid-market Chief Executive Officer of the year by CEO Connections. Prior to joining Arise in 2011, Mr. Meyer served as Chief Executive Officer and President of Acxiom Corporation, a $1.1 billion global interactive marketing services company with more than 6,500 employees. He also served as President of the Global Services group of Alcatel-Lucent for five years, where he was responsible for more than $6 billion in annual revenue and the management of more than 20,000 people. Prior to joining Lucent, Mr. Meyer spent almost 20 years in a number of high-profile positions at Electronic Data Systems (EDS), including Chairman of the Europe, Middle East and Africa (EMEA) Operating Team, President of the Financial Services/Credit Services Divisions, and Chief Information Officer for the company's GMAC business. His experience at EDS was marked by numerous successes, including doubling revenue in EMEA from $3.6 billion to $7.2 billion in four years. Before entering the business world, Mr. Meyer served as an intercontinental ballistic missile flight commander and was selected as a captain in the U.S. Air Force. Mr. Meyer holds a Bachelor of Science in management from Pennsylvania State University and a Master in Business Administration in Quantitative Methods with honors from the University of Missouri.

Board Skills and Qualifications

We believe that Mr. Meyer possesses specific attributes that qualify him to serve on our board of directors. In particular, he is financially sophisticated under NASDAQ rules, and has over 30 years of multi-industry strategic leadership experience with large publicly traded organizations and building high growth organizations in both the United States and internationally.

2022 Proxy Statement

Gary B. Moore
Chairman and Chief Executive Officer, ServiceSource International, Inc. Age: 72 Director since 2016

Gary B. Moore has served as our Chief Executive Officer since December 2018, as the Executive Chairman of our board of directors since November 2018, and as a member of our board of directors since November 2016. He served from October 2012 to June 2015 as President and Chief Operating Officer of Cisco Systems, Inc. (NASDAQ: CSCO), a global leader in networking and connectivity with more than $49 billion revenue and over 70,000 employees across more than 400 offices worldwide. Prior to his promotion to this role, Mr. Moore was named the first Chief Operating Officer in Cisco's history in 2011 and joined Cisco in 2001 as Senior Vice President of the Advanced Services Division and ultimately went on to lead Cisco Global Services. Prior to joining Cisco, Mr. Moore was President and Chief Executive Officer of Netigy, a network consulting business. Mr. Moore began his career in 1973 at Electronic Data Systems (EDS) where he held a number of executive roles over a 26-year career. Additionally, Mr. Moore was a member of EDS's Global Operations Council where he was responsible for multiple business units, including manufacturing, retail and distribution customers globally. Mr. Moore also led the formation of EDS's joint venture with Hitachi Limited, Hitachi Data Systems, and served as its President and Chief Executive Officer during its initial three years of operations. Mr. Moore is a part-time Executive in Residence at The Ohio State University Fisher College of Business ("OSU"), working in the areas of Operational Excellence, Cyber Security and Mid-Market studies but he has not taught at OSU since becoming our Chief Executive Officer. In addition to the ServiceSource Board of Directors, Mr. Moore also serves on the board for KLA Corporation (NASDAQ: KLAC) as chairman of the compensation committee. His past board involvement includes Finjan Holdings, Inc., VCE, the Smithsonian Institution, Unigraphics Solutions, A.T. Kearney, Japan Systems Limited and Hitachi Data Systems. Mr. Moore's experience also includes a four-year tour of duty with the U.S. Army.

Board Skills and Qualifications

We believe that Mr. Moore possesses several unique attributes that qualify him to serve as a member of our board of directors, including his leadership experience with one of our largest customers as well as his years of experience with business process outsourcing and IT-enabled services companies, which provide unique insights into our business and overall market trends. In addition, Mr. Moore’s financial and accounting expertise and service on other public company boards help qualify him to serve as our Chief Executive Officer and as a director.

2022 Proxy Statement

Richard G. Walker
Director, ServiceSource International, Inc. Age: 58 Director since 2017

Richard G. Walker has served as a member of our board of directors since October 2017. Mr. Walker also served as our Chief Financial Officer from November 2018 to November 2020. In June 2021 he accepted the position of Chief Corporate Strategy and Development Officer at Skillsoft Corporation (NYSE: SKIL) and President, SumTotal Systems. In October 2016, he founded The Bison Group, LLC, a private partnership formed to identify and pursue acquisition opportunities in the information services category. Prior to founding The Bison Group, from April 2015 to December 2015, Mr. Walker was Executive Vice President – Strategy and Corporate Development for Ascent Capital Group, Inc. (NASDAQ: ASCMA). From December 2013 to December 2016, he served as a Director and Chairman of the Board of Trusted Media Brands, Inc. (formerly known as Readers Digest Association), where he supported a new Chief Executive Officer and executive leadership team in executing a successful three-year turnaround. Previous to Ascent, from 2006 to February 2014, Mr. Walker served as a core member of the executive leadership team at IHS (now IHS Markit Ltd.), where he was instrumental in driving the strategic direction, operational execution, and organic and acquisition-related growth of the business, including in roles as Executive Vice President and Chief Financial Officer and then as Executive Vice President of Global Finance. Mr. Walker holds a Bachelor of Arts in Business Accounting from the University of Colorado at Boulder and began his career as a Certified Public Accountant with Arthur Andersen. He also obtained his Master of Business Administration from the University of Denver Daniels College of Business.

Board Skills and Qualifications

We believe that Mr. Walker possesses specific attributes that qualify him to serve as a member of our board of directors. His years of experience in finance, strategy and operational execution and in his board leadership position provide Mr. Walker with a unique perspective on our business and competitive opportunities.

Required Vote

If a quorum is present, our directors will each be elected by a vote of the majority of the votes cast. A majority of the votes cast means the number of votes cast “FOR” such nominee’s election exceeds 50% of the number of votes cast with respect to that nominee’s election.

You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each director nominee. Broker non-votes and abstentions will have no effect on the outcome of the election of directors, although they will be counted for purposes of determining whether there is a quorum. Shares represented by executed proxies will be voted, if authority to do so is not expressly withheld (as indicated on the proxy card), for the election of Ms. Okun Bomba, and Messrs. Baker, Ferron, Harris, Meyer, Moore, and Walker.

Recommendation

Our board of directors recommends a vote FOR the election to the board of directors of each of Ms. Okun Bomba, and Messrs. Baker, Ferron, Harris, Meyer, Moore, and Walker as director.

2022 Proxy Statement

PROPOSAL NUMBER 2 Vote to Authorize the Board of Directors, in its Discretion, to Amend our Certificate of Incorporation to Effect a Reverse Stock Split in a Ratio of Not Less Than One-for-Five and Not More than One-for-Ten, to be Determined by the Board of Directors

Background

On February 10, 2022, our board of directors unanimously approved, and recommended that our stockholders approve, a proposal to authorize the board of directors, in its discretion, to amend our certificate of incorporation, as amended (the “Certificate Amendment”) to effect a reverse stock split at a ratio of not less than one-for-five and not more than one-for-ten, with the exact ratio to be set within this range by our board of directors in its sole discretion (the “Reverse Stock Split”). The final decision of whether to proceed with the Reverse Stock Split and the effective time of the Reverse Stock Split is to be determined by the board of directors, in its sole discretion.

If the stockholders approve the Reverse Stock Split, and the board of directors decides to implement it, the Reverse Stock Split will become effective as of a date and time to be determined by the board of directors that will be specified in the Certificate Amendment (the “Effective Time”). If the board of directors does not decide to implement the Reverse Stock Split within twelve months from the date of the 2022 annual meeting of stockholders, the authority granted in this proposal to implement the Reverse Stock Split will terminate.

The Reverse Stock Split will be realized simultaneously for all outstanding common stock. The Reverse Stock Split will affect all holders of common stock uniformly and each stockholder will hold the same percentage of common stock outstanding immediately following the Reverse Stock Split as that stockholder held immediately prior to the Reverse Stock Split, except for changes that may result from the treatment of fractional shares, as described below. The Reverse Stock Split will not change the par value of our common stock and will not reduce the number of authorized shares of common stock. Outstanding shares of common stock resulting from the Reverse Stock Split will remain fully paid and non-assessable.

The text of the proposed Certificate Amendment to effect the Reverse Stock Split is included as Appendix A to this proxy statement. Any final Certificate Amendment will include the Reverse Stock Split ratio fixed by our board of directors, within the range approved by our stockholders.

Criteria to Be Used for Decision to Proceed with the Reverse Stock Split

If our stockholders approve the Reverse Stock Split, our board of directors will be authorized to proceed with the Reverse Stock Split. The exact ratio of the Reverse Stock Split, within the one-for-five to one-for-ten range, would be determined by our board of directors, in its sole discretion, and publicly announced by us prior to the Effective Time. In determining whether to proceed with the Reverse Stock Split and setting the appropriate ratio for the Reverse Stock Split, our board of directors will consider, among other things, factors such as:

●	NASDAQ’s minimum price per share requirements;
●	the historical trading prices and trading volume of our common stock;
●	the number of shares of our common stock outstanding;
●	the then-prevailing and expected trading prices and trading volume of our common stock and the anticipated impact of the Reverse Stock Split on the trading market for our common stock;
●	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs;

2022 Proxy Statement

●	business developments affecting us; and
●	prevailing general market and economic conditions.

Reasons for the Reverse Stock Split

If our stockholders approve the Reverse Stock Split, our board of directors will be authorized to proceed with the Reverse Stock Split. Pursuant to NASDAQ Continued Listing Standards, if a company trades for 30 consecutive business days below the $1.00 minimum closing bid price requirement, NASDAQ will send a deficiency notice to the company, advising that it has been afforded a "compliance period" of 180 calendar days to regain compliance with the applicable requirements. ServiceSource is currently in compliance with the NASDAQ Continued Listing Standards, including the closing bid price requirement. However, given heightened volatility in the equity capital markets – and in particular for small-cap and micro-cap companies – and the fact that the Company’s stock has at times in the past year traded below the $1.00 closing bid price requirement, our board of directors believes it is in our stockholders’ best interest for the Company to be able to effect a Reverse Stock Split as one potential mechanism to address any potential future compliance requirements with NASDAQ’s closing bid price requirement, as the increased market price of the common stock expected as a result of implementing the Reverse Stock Split could enable the common stock to continue to be listed on NASDAQ.

The board of directors (or any authorized committee of the board of directors) reserves the right to elect to abandon the Reverse Stock Split, notwithstanding stockholder approval, if it determines, in its sole discretion, that the Reverse Stock Split is no longer in the best interests of the Company.

Procedure for Effecting Reverse Stock Split

If the Reverse Stock Split is approved by the Company’s stockholders, and if at such time the board of directors still believes that a Reverse Stock Split is in the best interests of the Company and its stockholders, the board of directors will determine the exact timing of the filing of the Certificate Amendment. We will then file the Certificate Amendment, the form of which is attached hereto as Appendix A, with the Secretary of State of the State of Delaware to effect the Reverse Stock Split. The text of the Certificate of Amendment is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Delaware and as the board of directors deems necessary and advisable to effect the Reverse Stock Split.

All shares of our common stock that were issued and outstanding immediately prior to the Effective Time would automatically be converted into new shares of our common stock based on the Reverse Stock Split ratio by reclassifying and combining all of our outstanding shares of common stock into a proportionately smaller number of shares. For example, if the board of directors decides to implement a one-for-ten Reverse Stock Split of common stock, then a stockholder holding 10,000 shares of common stock before the Reverse Stock Split would instead hold 1,000 shares of common stock immediately after the Reverse Stock Split. If the board of directors does not decide to implement the Reverse Stock Split within twelve months from the date of the 2022 annual meeting of stockholders, the authority granted in this proposal to implement the Reverse Stock Split will terminate.

As soon as practicable after the Effective Time of the Reverse Stock Split, stockholders of record who hold certificated shares at the Effective Time would receive correspondence from our transfer agent asking them to return the outstanding certificates representing pre-split shares of common stock, which would be cancelled upon receipt by our transfer agent, and new certificates representing the post-split shares of common stock would be sent to each of our stockholders. We will bear the costs of the issuance of the new stock certificates. Stockholders who hold uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by the Company’s transfer agent (and, for beneficial owners, by their brokers or banks that hold in “street name” for their benefit, as the case may be) to give effect to the Reverse Stock Split. Stockholders who hold uncertificated shares as direct owners will be sent a statement of holding from the Company’s transfer agent that indicates the number of shares owned in book-entry form.

Following the Effective Time, each certificate representing shares of pre-split common stock will be deemed for all corporate purposes to evidence ownership of post-split common stock.

STOCKHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATES AND SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES UNTIL THEY RECEIVE A TRANSMITTAL FORM FROM OUR TRANSFER AGENT.

Principal Effects of the Reverse Stock Split

If the Reverse Stock Split is approved and our board of directors elects to effect the Reverse Stock Split, the number of outstanding shares of common stock will be reduced in proportion to the ratio of the Reverse Stock Split chosen by our board of directors.

2022 Proxy Statement

Common Stock

With the exception of the number of shares issued and outstanding and any adjustment that may occur due to the provisions for the treatment of fractional shares, the rights and preferences of outstanding shares of common stock prior and subsequent to the Reverse Stock Split would remain the same. Holders of the Company’s common stock would continue to have no preemptive rights. Following the Reverse Stock Split, each full share of the Company’s common stock resulting from the Reverse Stock Split would entitle the holder thereof to one vote per share and would otherwise be identical to the shares of our common stock immediately prior to the Reverse Stock Split. Following the Reverse Stock Split, our common stock will continue to be listed on NASDAQ, under the symbol “SREV,” although it would receive a new CUSIP number.

The table below shows the possible Reverse Stock Split ratios, together with the implied number of issued and outstanding shares of common stock resulting from a Reverse Stock Split in accordance with such ratio and the effects on our remaining authorized shares of common stock, for illustrative purposes, based on 99,938,408 shares of our common stock issued and outstanding as of March 10, 2022.

		After Reverse Stock Split
	Before Reverse Stock Split	1-for-5	1-for-6	1-for-7	1-for-8	1-for-9	1-for-10
Common Stock Authorized	1,000,000,000	1,000,000,000	1,000,000,000	1,000,000,000	1,000,000,000	1,000,000,000	1,000,000,000
Common Stock Outstanding	99,938,408	19,987,682	16,656,401	14,276,915	12,492,301	11,104,268	9,993,841
Treasury Stock Outstanding	121,000	24,200	20,167	17,286	15,125	13,444	12,100
Common Stock Underlying Options and Warrants	11,064,420	2,212,884	1,844,070	1,580,631	1,383,053	1,229,380	1,106,442
Common Stock Available for Grant under Company Stock Plans	6,626,688	1,325,338	1,104,448	946,670	828,336	736,299	662,669
Total Common Stock Authorized but Unreserved	888,876,172	977,775,234	981,479,362	984,125,168	986,109,521	987,652,908	988,887,617

As reflected in the table above, the Reverse Stock Split will have the effect of significantly increasing the number of authorized but unissued shares of common stock in proportion to the number of outstanding shares of common stock. The number of authorized shares of common stock will not be decreased and will remain at 1,000,000,000. Because the number of outstanding shares will be reduced as a result of the Reverse Stock Split, the number of shares available for issuance will be increased. These shares may be used by us for various purposes in the future without further stockholder approval (subject to NASDAQ listing rules), including, among other things, financings, strategic partnering arrangements or the acquisitions of assets or businesses, although we currently have no specific plans, arrangements or understandings, whether written or oral, with respect to the increase in shares available for issuance as a result of the Reverse Stock Split.

Effects of the Reverse Stock Split on our 2011 Equity Incentive Plan, the 2020 Plan and Outstanding Equity Awards

If the Reverse Stock Split is implemented, the number and type of shares subject to the 2020 Plan and outstanding awards and/or unexercised options exercisable for shares of common stock under our 2011 Equity Incentive Plan and the 2020 Plan shall be adjusted by the compensation and human resources committee of the board of directors.

2022 Proxy Statement

Accounting Matters

As a result of the Reverse Stock Split, the stated capital on the Company’s balance sheet attributable to the common stock, which consists of the par value per share of the common stock multiplied by the aggregate number of shares of common stock issued and outstanding, will be reduced in proportion to the size of the Reverse Stock Split. Correspondingly, the Company’s additional paid-in capital account, which consists of the difference between the Company’s stated capital and the aggregate amount paid to the Company upon issuance of all currently outstanding shares of the common stock, will be credited with the amount by which the stated capital is reduced.

Fractional Shares

No fractional shares will be issued in connection with the Reverse Stock Split. Instead, the Company will issue one full share of the post-Reverse Stock Split common stock to any stockholder who would have been entitled to receive a fractional share of common stock as a result of the Reverse Stock Split. Each holder of common stock will hold the same percentage of the outstanding common stock immediately following the Reverse Stock Split as that stockholder did immediately prior to the Reverse Stock Split, except for adjustments due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares.

Risks Associated with the Reverse Stock Split

Before voting on this proposal, you should consider the following risks associated with the implementation of the Reverse Stock Split.

The Reverse Stock Split could result in a significant devaluation of the Company’s market capitalization and the trading price of the common stock.

Although we expect that the Reverse Stock Split will result in an increase in the market price of the common stock, we cannot assure you that the Reverse Stock Split, if implemented, will increase the market price of the common stock in proportion to the reduction in the number of shares of the common stock outstanding or result in a permanent increase in the market price. Accordingly, the total market capitalization of the common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split and, in the future, the market price of the common stock following the Reverse Stock Split may not exceed or remain higher than the market price prior to the Reverse Stock Split.

The effect the Reverse Stock Split may have upon the market price of the common stock cannot be predicted with any certainty. The market price of the common stock is dependent on many factors, including our business and financial performance, general market conditions, prospects for future success and other factors detailed from time to time in the reports we file with the SEC.

The Reverse Stock Split may result in some stockholders owning “odd lots” that may be more difficult to sell or require greater transaction costs per share to sell.

The Reverse Stock Split may result in some stockholders owning “odd lots” of less than 100 shares of common stock on a post-split basis. These odd lots may be more difficult to sell, or require greater transaction costs per share to sell, than shares in “round lots” of even multiples of 100 shares.

The Reverse Stock Split may not generate additional investor interest.

While the board of directors believes that a higher stock price may help generate investor interest, there can be no assurance that the Reverse Stock Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the common stock may not necessarily improve.

The reduced number of issued shares of common stock resulting from a Reverse Stock Split could adversely affect the liquidity of the common stock.

Although the board of directors believes that the decrease in the number of shares of common stock outstanding as a consequence of the Reverse Stock Split and the anticipated increase in the market price of common stock could encourage interest in the common stock and possibly promote greater liquidity for our stockholders, such liquidity could also be adversely affected by the reduced number of shares outstanding after the Reverse Stock Split.

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Anti-Takeover and Dilutive Effects

The purpose of maintaining our authorized common stock at 1,000,000,000 after the Reverse Stock Split is not to establish any barriers to a change of control or acquisition of the Company; rather, shares of common stock that are authorized but unissued provide the Board with flexibility to effect, among other transactions, public or private financings, mergers, acquisitions, stock dividends, stock splits and the granting of equity incentive awards. However, these authorized but unissued shares may also be used by the Board, consistent with and subject to its fiduciary duties, to deter future attempts to gain control of us or make such actions more expensive and less desirable. The Certificate Amendment would give the Board authority to issue additional shares from time to time without delay or further action by the stockholders except as may be required by applicable law or NASDAQ rules. The Certificate Amendment is not being recommended in response to any specific effort of which the Company is aware to obtain control of the Company, nor does the Board have any present intent to use the authorized but unissued common stock to impede a takeover attempt. There are no plans or proposals to adopt other provisions or enter into any arrangements that have material anti-takeover effects.

In addition, the issuance of additional shares of common stock for any of the corporate purposes listed above could have a dilutive effect on earnings per share and the book or market value of the outstanding common stock, depending on the circumstances, and would likely dilute a stockholder’s percentage voting power in the Company. Holders of common stock are not entitled to preemptive rights or other protections against dilution. The Board intends to take these factors into account before authorizing any new issuance of shares.

No Going Private Transaction

The board of directors does not intend for this transaction to be the first step in a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act. The Company has no plan at the date of this proxy statement to take itself private.

Material United States Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of the material U.S. federal income tax consequences of the Reverse Stock Split to us and to U.S. Holders (as defined below) that hold shares of our common stock as capital assets (i.e., for investment) for U.S. federal income tax purposes. This discussion is based upon current U.S. tax law, which is subject to change, possibly with retroactive effect, and differing interpretations. Any such change may cause the U.S. federal income tax consequences of the Reverse Stock Split to vary substantially from the consequences summarized below. We have not sought and will not seek any rulings from the Internal Revenue Service (the “IRS”) regarding the matters discussed below and there can be no assurance the IRS or a court will not take a contrary position to that discussed below regarding the tax consequences of the Reverse Stock Split.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as (i) an individual who is a citizen or resident of the United States; (ii) a corporation (or any other entity or arrangement treated as a corporation) created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate, the income of which is subject to U.S. federal income tax regardless of its source; or (iv) a trust if (1) its administration is subject to the primary supervision of a court within the United States and all of its substantial decisions are subject to the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code, or (2) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

This summary does not address all aspects of U.S. federal income taxation that may be relevant to U.S. Holders in light of their particular circumstances or to stockholders who may be subject to special tax treatment under the Code, including, without limitation, dealers in securities, commodities or foreign currency, persons who are treated as non-U.S. persons for U.S. federal income tax purposes, certain former citizens or long-term residents of the United States, insurance companies, tax-exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, persons whose functional currency is not the U.S. dollar, traders that mark-to-market their securities or persons who hold their shares of our common stock as part of a hedge, straddle, conversion or other risk reduction transaction. If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is the beneficial owner of our common stock, the U.S. federal income tax treatment of the partnership (or other entity treated as a partnership) and a partner in the partnership will generally depend on the status of the partner and the activities of such partnership. Accordingly, partnerships (and other entities treated as partnerships for U.S. federal income tax purposes) holding our common stock and the partners in such entities should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split to them.

The state and local tax consequences, alternative minimum tax consequences, non-U.S. tax consequences and U.S. estate and gift tax consequences of the Reverse Stock Split are not discussed herein and may vary as to each U.S. Holder. Furthermore, the following discussion does not address any tax consequences of transactions effectuated before,

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after or at the same time as the Reverse Stock Split, whether or not they are in connection with the Reverse Stock Split. This discussion should not be considered as tax or investment advice, and the tax consequences of the Reverse Stock Split may not be the same for all stockholders. U.S. Holders should consult their own tax advisors to understand their individual federal, state, local, and foreign tax consequences.

Tax Consequences to the Company

We believe that the Reverse Stock Split should constitute a reorganization under Section 368(a)(1)(E) of the Code. Accordingly, we should not recognize taxable income, gain or loss in connection with the Reverse Stock Split.

Tax Consequences to U.S. Holders

A U.S. Holder generally should not recognize gain or loss as a result of the Reverse Stock Split for U.S. federal income tax purposes. A U.S. Holder’s aggregate adjusted tax basis in the shares of our common stock received pursuant to the Reverse Stock Split should equal the aggregate adjusted tax basis of the shares of our common stock exchanged therefor. The U.S. Holder’s holding period in the shares of our common stock received pursuant to the Reverse Stock Split should include the holding period in the shares of our common stock exchanged therefor. U.S. Treasury Regulations provide detailed rules for allocating the tax basis and holding period of shares of common stock surrendered in a recapitalization to shares received in such recapitalization. A U.S. Holder that acquired shares of our common stock on different dates and at different prices should consult their tax advisors regarding the allocation of the tax basis and holding period from shares of common stock surrendered in the Reverse Stock Split to shares received in the Reverse Stock Split.

Alternative characterizations of the Reverse Stock Split are possible. For example, while the Reverse Stock Split would generally be treated as a tax-free recapitalization under the Code, a U.S. Holder that receives a fractional share resulting from the Reverse Stock Split being rounded up to the nearest whole share may recognize gain for federal income tax purposes equal to the value of the additional fractional share. However, we believe that, in such case, the resulting tax liability may not be material in view of the low value of such fractional interest. U.S. Holders should consult their own tax advisors regarding alternative characterizations of the Reverse Stock Split for U.S. federal income tax purposes.

YOU SHOULD CONSULT YOUR TAX ADVISOR AS TO THE PARTICULAR FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN LIGHT OF YOUR SPECIFIC CIRCUMSTANCES.

Reservation of Right to Abandon Reverse Stock Split

The board of directors reserves the right to not file the Certificate Amendment and to abandon any Reverse Stock Split without further action by our stockholders at any time before the effectiveness of the filing of the Certificate Amendment with the Secretary of the State of the State of Delaware, even if this proposal is approved by our stockholders at the annual meeting. By voting in favor of this proposal, you are expressly also authorizing the board of directors to delay, not proceed with, or abandon, the proposed Certificate Amendment if it should so decide, in its sole discretion, that such action is in the best interests of our stockholders.

Required Vote

The affirmative “FOR” vote of the holders of two-thirds of the outstanding shares (assuming a quorum is present) is required for the approval of the Certificate Amendment to effect the Reverse Stock Split. Abstentions will act as a vote against the Reverse Stock Split. Unless marked to the contrary, executed proxies received will be voted "FOR" Proposal 2.

Recommendation

Our board of directors unanimously recommends that you vote FOR approval of the amendment to the Certificate of Incorporation to effect the Reverse Stock Split.

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PROPOSAL NUMBER 3 Advisory Vote on Executive Compensation

As required under Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers.

The say-on-pay vote is advisory, and therefore not binding on us or our compensation and human resources committee or board of directors. The say-on-pay vote will, however, provide information to us regarding investor sentiment about our executive compensation philosophy, policies and practices, which our compensation and human resources committee will be able to consider when determining executive compensation for the remainder of the current fiscal year and beyond. Our board of directors and compensation and human resources committee value the opinions of our stockholders. To the extent there is any significant vote against the named executive officer compensation disclosed in this proxy statement, we will consider our stockholders’ concerns and our compensation and human resources committee will evaluate whether any actions are necessary to address those concerns.

The advisory say-on-pay vote historically has been held annually by the Company, and the Company anticipates that the next advisory say-on-pay vote will occur at the 2023 annual meeting of stockholders.

Information about our executive compensation practices and philosophy as well as our 2021 executive compensation is included in the “Executive Compensation” section of this proxy statement.

Compensation Philosophy and Programs

Our compensation and human resources committee values the input of our stockholders, and we regularly engage with them on executive compensation matters to foster a constructive dialogue on our programs as well as provide some insight into our decision-making process. We were pleased that our stockholders responded positively to changes made last year, with 98.4% of votes cast at our 2021 annual meeting supporting our say-on-pay proposal. We continue to proactively solicit feedback from our stockholders on our programs and evolve our compensation design to support our business. For a description of our programs in 2021 and changes for 2022, see the “Executive Compensation – Compensation Discussion and Analysis” section below.

Our board of directors believes that our current executive compensation program has been effective at aligning the interests of our named executive officers with those of our stockholders. We are asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers in 2021, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and narrative discussion in the Company’s proxy statement, is hereby APPROVED.”

Required Vote

The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to approve, on an advisory basis, the compensation awarded to named executive officers for the year ended December 31, 2021. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal and will not affect the outcome of voting on this proposal. Unless marked to the contrary, executed proxies received will be voted “FOR” Proposal 3.

Recommendation

Our board of directors recommends a vote FOR, on an advisory basis, the approval of the compensation of each named executive officer, as disclosed in this proxy statement.

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PROPOSAL NUMBER 4 Ratification of Selection of Independent Registered Public Accounting Firm

Our audit committee has selected Ernst & Young LLP as the independent registered public accounting firm to audit our consolidated financial statements for the year ending December 31, 2022.

Notwithstanding the audit committee’s selection of Ernst & Young LLP – and even if our stockholders ratify the selection – our audit committee, in its discretion, may appoint another independent registered public accounting firm at any time during the year if the audit committee believes that such a change would be in our best interests and in the best interests of our stockholders. Our audit committee is submitting the selection of Ernst & Young LLP to our stockholders because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate governance. If the appointment is not ratified by our stockholders, our audit committee may reconsider whether it should appoint another independent registered public accounting firm.

Representatives of Ernst & Young LLP are expected to attend the annual meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

Required Vote

Ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022 requires the affirmative “FOR” vote of a majority of the shares present, represented, and entitled to vote on the proposal. You may vote “FOR,” “AGAINST” or “ABSTAIN” from voting on this proposal. Abstentions have the same effect as a vote against the proposal. Unless marked to the contrary, executed proxies received will be voted “FOR” Proposal 4.

Recommendation

Our board of directors recommends a vote FOR the ratification of the selection of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2022.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees for audit services provided by Ernst & Young LLP for the years ended December 31, 2021 and December 31, 2020:

	2021	2020
Audit fees (1)	$1,044,594	$927,712
Audit-related fees (2)	—	—
Tax fees (3)	199,575	228,534
All other fees (4)	2,000	3,600
Total fees	$1,246,169	$1,159,846

(1)	Consists of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, review of our quarterly consolidated financial statements and services that are normally provided by our independent registered public accounting firm in connection with statutory audit and regulatory filings or engagements.
(2)	Consists of fees billed for professional services rendered for consultations concerning financial accounting and reporting standards.
(3)	Consists of fees billed for professional services for tax compliance and tax advice.
(4)	Consists of subscriptions for a proprietary reference library.

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Pre-Approval of Audit and Non-Audit Services

Our audit committee pre-approves all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The audit committee pre-approves services provided by the independent registered public accounting firm pursuant to its audit committee charter.

All of the services described in “Principal Accountant Fees and Services” were approved by the audit committee pursuant to its pre-approval policies in effect at the time.

Report of the Audit Committee

The audit committee assists the board of directors in fulfilling its oversight responsibility over our financial reporting process. It is not the duty of the committee to plan or conduct audits or to prepare our financial statements. Management has the primary responsibility for preparing the financial statements and assuring their accuracy, effectiveness, and completeness. Management is also responsible for the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for auditing our financial statements and internal control over financial reporting and expressing its opinion as to whether the statements present fairly, in accordance with accounting principles generally accepted in the United States, our financial condition, results of operations and cash flows. However, the audit committee does review and discuss the financial statements with management and the independent registered public accounting firm prior to the presentation of financial statements to our stockholders and, as appropriate, initiates inquiries into various aspects of our financial affairs.

Unless the committee has reason to question its reliance on management or the independent registered public accounting firm, the members of the committee necessarily rely on information provided to them by and on the representations made by management and the independent registered public accounting firm. Accordingly, the audit committee’s oversight does not provide an independent basis to determine that management has applied appropriate accounting and financial reporting principles. Furthermore, the audit committee’s authority and oversight responsibilities do not independently assure that the audits of our financial statements have been carried out in accordance with the standards of the Public Company Accounting Oversight Board or that the financial statements are presented in accordance with accounting principles generally accepted in the United States.

In this context, the committee has met and held discussions with management and the independent registered public accounting firm to review our audited 2021 consolidated financial statements (including the quality of our accounting principles). Management represented to the committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States, and the committee consulted with management and the independent registered public accounting firm prior to approving the presentation of the audited 2021 consolidated financial statements to stockholders. The committee discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the U.S. Securities and Exchange Commission.

The audit committee has discussed with the independent accountant the independent accountant’s independence from us and our management. As part of that review, the committee received the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence. Based on the reviews and discussions referred to above, the audit committee recommended to the board, and the board approved, our audited consolidated financial statements for the year ended December 31, 2021 for filing with the U.S. Securities and Exchange Commission as part of the Company’s Annual Report on Form 10-K. The committee has selected Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2022.

Members of the Audit Committee
John R. Ferron (Chair)
Andrew M. Baker
Jane Okun Bomba
John A. Meyer

The Report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing by ServiceSource under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent ServiceSource specifically incorporates the Report of the Audit Committee by reference therein.

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EXECUTIVE OFFICERS

The names of our executive officers, their ages, their positions with us, and other biographical information as of March 18, 2022, are set forth below. There are no family relationships among any of our directors or executive officers.

Gary B. Moore
Chief Executive Officer Age: 72

Gary B. Moore has served as our Chief Executive Officer since December 2018, as the Executive Chairman of our board of directors since November 2018, and as a member of our board of directors since November 2016. He served from October 2012 to June 2015 as President and Chief Operating Officer of Cisco Systems, Inc. (NASDAQ: CSCO), a global leader in networking and connectivity with more than $49 billion revenue and over 70,000 employees across more than 400 offices worldwide. Prior to his promotion to this role, Mr. Moore was named the first Chief Operating Officer in Cisco's history in 2011 and joined Cisco in 2001 as Senior Vice President of the Advanced Services Division and ultimately went on to lead Cisco Global Services. Prior to joining Cisco, Mr. Moore was President and Chief Executive Officer of Netigy, a network consulting business. Mr. Moore began his career in 1973 at Electronic Data Systems (EDS) where he held a number of executive roles over a 26-year career. Additionally, Mr. Moore was a member of EDS's Global Operations Council where he was responsible for multiple business units, including manufacturing, retail and distribution customers globally. Mr. Moore also led the formation of EDS's joint venture with Hitachi Limited, Hitachi Data Systems, and served as its President and Chief Executive Officer during its initial three years of operations. Mr. Moore is a part-time Executive in Residence at The Ohio State University Fisher College of Business ("OSU"), working in the areas of Operational Excellence, Cyber Security and Mid-Market studies but he has not taught at OSU since becoming our Chief Executive Officer. In addition to the ServiceSource Board of Directors, Mr. Moore also serves on the board for KLA Corporation (NASDAQ: KLAC) as chairman of the compensation committee. His past board involvement includes Finjan Holdings, Inc., VCE, the Smithsonian Institution, Unigraphics Solutions, A.T. Kearney, Japan Systems Limited and Hitachi Data Systems. Mr. Moore's experience also includes a four-year tour of duty with the U.S. Army.

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Chad W. Lyne
Chief Financial Officer Age: 43

Chad W. Lyne has served as our Chief Financial Officer since November 2020. Since joining ServiceSource in April 2016, Mr. Lyne has been a member of the executive leadership team, overseeing areas including strategic planning, corporate development, and investor relations. Prior to joining ServiceSource, Mr. Lyne served as Global Vice President - Strategy & Corporate Development at SYKES Enterprises, Inc. from May 2014 to April 2016, where he led multiple acquisitions. Mr. Lyne joined SYKES from Alpine Access, a cloud-based technology-enabled services company where he served as VP of Strategy & Corporate Development. Before Alpine Access, Mr. Lyne spent nearly a decade in private equity and investment banking primarily focused on tech-enabled business services. Mr. Lyne holds a Bachelor of Science in International Business from Azusa Pacific University and a Master in Business Administration from the University of Notre Dame's Mendoza College of Business.

Mike Naughton
Chief Operating Officer Age: 49

Mike Naughton has served as Chief Operating Officer of the Company since February 2022. Prior to this time, Mr. Naughton held a variety of positions with us since January 2012, most recently serving as Executive Vice President of Global Client Delivery since August 2020. From January 2019 to August 2020, Mr. Naughton was President of Global Sales Delivery, during which time he worked closely with executive leaders to drive value across ServiceSource's multinational client base. From May 2018 to January 2019, Mr. Naughton was President of the Company's Europe, Middle East and Africa (EMEA) and Asia Pacific Japan (APJ) operating teams. Mr. Naughton served as Vice President of the EMEA operating team from July 2014 to August 2015 and then as Senior Vice President of the EMEA operating team from August 2015 to May 2018. He was also Senior Director of Customer Success from January 2012 to June 2014. Before his time with the Company, Mr. Naughton held operational leadership roles at Branded Payment Solutions, Payzone Group, and Spectel. Mr. Naughton holds a Bachelor of Science in Mathematics from the National University of Ireland and a Master in Business Analytics from University College Dublin.

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EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Discussion and Analysis describes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our Chief Executive Officer, our Chief Financial Officer, and our Chief Operating Officer. Our named executive officers for 2021 are:

Name	Title
Gary B. Moore	Chief Executive Officer
Chad W. Lyne	Chief Financial Officer
Mike Naughton	Chief Operating Officer

This Compensation Discussion and Analysis is organized as follows:

The following discussion and analysis of compensation arrangements of our named executive officers for 2021 should be read together with the compensation tables and related disclosures presented below. This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Business Performance

In Fiscal 2021, we continued to execute on our business strategy while managing the uncertainty and impact of the COVID-19 pandemic on our employees and business. Notably, we:

✓	Returned the business to full-year revenue growth, and in the fourth quarter of 2021 generated the highest year-over-year revenue growth since the first quarter of 2014;
✓	More than doubled our profitability year-over-year on an Adjusted EBITDA basis;
✓	Improved our free cash flow position by more than $7 million year-over-year;
✓	Accelerated our market momentum and client acquisition activity with eight new clients added during the year, a 33% increase from the prior year;
✓	Generated strong sales activity with an approximately 13% year-over-year increase in new bookings; and
✓	Demonstrated compelling client value to earn expansions at our largest relationships, including more than 8% year-over-year revenue growth from our top five clients.

Over the course of 2021, we strengthened the fundamentals of the business and believe we are well positioned to increase stockholder value through the continued execution of our long-term strategy.

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Business review

Our strategic priorities are comprised of the following four key pillars, which were developed in consideration of our market opportunity, corporate strategy, and our financial and operational objectives:

Pillar	2021 Achievement
Inspire Success	✓	Ensured the health and safety of our employees through the COVID-19 pandemic by successfully maintaining 100% of our workforce in a virtual-first work-from-home model
	✓	Remotely recruited, hired, onboarded, and trained more than 1,100 employees globally, while expanding average employee tenure 25% from pre-pandemic levels in 2019
	✓	Improved our employee net promoter score by more than 11 points year-over-year
	✓	Strengthened our focus on diversity, equality, and inclusion with approximately 50/50 gender parity across our employee base
	✓	Employees collectively contributed more than 5,000 hours to community projects through our Volunteer Time Off program
	✓	Expanded our innovative virtual-first operating model from two to ten U.S. states, significantly increasing our talent pool for highly-skilled professionals and roles throughout the business
Impact Scale	✓	Improved our client satisfaction levels as reflected in the highest net promoter score and referenceability rate we have ever received in our annual client survey
	✓	Demonstrated the long-term value and durability of our client relationships, with an average tenure of approximately 11 years across our top 10 clients
	✓	Grew revenue from our top ten clients by more than 7% year-over-year
	✓	Enhanced our clients-for-life execution by renewing or extending approximately 87% of the contract value that was up for renewal in 2021, an increase from 81% in 2020
Innovate Solutions	✓

Completed the roll-out of our endpoint device refresh, including more than 500 VDI (virtual desktop infrastructure) machines, to support faster program ramps and enhanced connectivity, productivity, and collaboration in our virtual-first operating model

	✓	Expanded our Click2Renew deployment with more than 25% year-over-year growth to support more than $20 million of digital, no-touch commerce for our first pilot client
	✓	Enhanced our industry leadership position for information security, including a global multi-factor authentication deployment, and SOC 2 Type 2, ISO 27001, and PCI DSS certifications
Ignite Sales	✓	Grew new bookings approximately 13% year-over-year, with more than 80% of new bookings generated from high-growth cloud and software companies
	✓	Won eight new clients in 2021, including five in the fourth quarter
	✓	Signed expansion wins during fiscal 2021 with seven of our top 10 clients

Stockholder Engagement and Say-on-Pay

Stockholder Engagement

ServiceSource is committed to having active engagement and dialogue with our stockholders throughout the year. In addition to our Annual Meeting of Stockholders, we routinely engage with our stockholders to solicit their feedback on our strategic priorities, financial performance, capital allocation, corporate governance, executive and director compensation, and corporate sustainability practices. Our Chairman and Chief Executive Officer and Chief Financial Officer regularly meet with our stockholders, prospective investors, and equity analysts, and the topics discussed, and feedback received

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in these meetings are regularly communicated and shared with members of the executive leadership team and the board of directors.

Through our stockholder engagement program in fiscal 2021, we engaged in discussions with stockholders who held more than 60% of our outstanding common stock, including seven of our top 10 investors during the year. In these discussions, we solicited and received feedback on a variety of topics, including:

●	Our long-term strategy and near-term execution priorities;
●	Our financial performance and target model objectives;
●	Challenges and opportunities related to the COVID-19 pandemic and our actions in response to it;
●	Human capital management, including succession planning, competition for talent, workforce culture, and diversity initiatives;
●	Executive and director compensation; and
●	Corporate governance and stockholder proposals.

Summary of Say-on-Pay and Responsiveness

The compensation and human resources committee values the input of our stockholders, and we regularly engage with stockholders on executive compensation matters to foster a constructive dialogue on our programs as well as the decision-making process behind them.

Based on the valuable feedback received from our outreach efforts in recent years, our compensation and human resources committee worked with our independent compensation consultant to make substantive changes and enhancements to our programs, and to provide greater disclosure and clarity around these programs.

We were pleased that stockholders responded positively to these changes, with 98.4% of the votes cast at our 2021 annual meeting supporting our say-on-pay proposal.

We continue to proactively reach out to our stockholders to solicit feedback on our compensation programs and foster a constructive dialog on how we can further strengthen our executive compensation programs.

2022 Proxy Statement

Compensation Programs that Support our Business and Align with Stockholder Feedback

Our executive compensation programs were thoughtfully developed in consideration of the needs of our business and feedback from our stockholders. Since 2020, we have made material changes to our programs, and were pleased to receive strong say-on-pay vote support in both 2020 and 2021. The compensation and human resources committee continues to review programs and solicit feedback from investors to ensure the programs remain effective and aligned with the interests of our stockholders.

Overview of Program Changes

2020	2021
✓
Introduced PSUs based on 2-year financial goals
✓
Introduced three-year vesting for RSUs and PSUs
✓
Increased clarity of CIP bonus disclosure in CD&A
✓
Aligned incentive metrics for bonus and PSUs, balancing financial and strategic considerations; differentiated between short-and long-term goals
✓
Adopted clawback policy

✓
Set equity awards to be based on 1-year financial goals given business volatility and need to be able to pivot strategy over time, but long-term focus maintained through 3-year relative TSR modifier; the Committee continues to monitor the macroeconomic situation, with the intention to shift to longer-term financial goals once it believes it would be feasible to set such goals effectively
✓
Allowed executives to receive a portion of their cash CIP opportunity in equity earned based on the same CIP metrics
✓
Differentiated metrics used for CIP and PSU performance metrics
✓
Enhanced clawback policy
✓
Introduced market-aligned executive severance and CIC plan
✓
Eliminated CEO single-trigger equity vesting

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Pay for Performance Alignment

As we have evolved our compensation programs, we have focused on designs that incentivize stockholder value creation as well as the achievement of our near- and long-term financial objectives. As a result, our executives are closely tied to the operational and stock price performance of ServiceSource.

Our business strategy revolves around several key near- and long-term objectives, all of which play a significant part in determining compensation outcomes for our executives:

Key objective	Purpose	Compensation Program Impact
Drive Financial Stability	Growing our revenue, Adjusted EBITDA and free cash flow provides us the financial strength to transform our business, support our clients, and empower our colleagues.	Revenue, Adjusted EBITDA and free cash flow outcomes are all measured in our annual CIP bonus plan to emphasize near-term business strength.
Reduce Churn and Expand Sales	Highlighting our exceptional value proposition and providing best-in-class service allows us to expand our business and strengthen existing client relationships.	PSU payouts are based on new bookings and churn to emphasize the importance of stable, sustainable growth.
Deliver for our Stockholders	We seek to deliver exceptional returns to our stockholders over time as we achieve our financial objectives and position ourselves for continued, stable growth.	A significant amount of compensation is directly tied to our stock price, and our PSUs feature a three-year relative TSR modifier component.

In 2021, executive compensation was heavily tied to the key objectives outlined above (including 74% of the CEO’s compensation). The CIP bonus program’s alignment with stockholders was further reinforced as executives took 50% of their bonus opportunity in equity.

2022 Proxy Statement

Summary of Compensation Program Outcomes:

Strong financial performance on our key metrics led to our bonus program being achieved at 185.7%; as of 12/31/2021, each executive’s earned bonus reflected 152% of target value when accounting for performance achievement and the downward pressure on our stock price on the component that was delivered through equity.

We experienced higher than desired churn rates and stock price pressure in 2021, indicating that while our financial performance aligned with our near-term goals, our long-term objectives were still in progress. This was reflected in the outcomes of the financial component of our 2021 PSUs (achieved at 44% of target) and lower value of the shares granted in early 2021; while equity awards will finish vesting through 2024 and the PSUs will also be subject to a TSR modifier, the value of 2021 equity awards as of 12/31/2021 was ~66% lower than at grant.

In aggregate, our executives received below-target pay outcomes on their variable incentive compensation, driven by (i) an above-target CIP payout in-line with the achievement of our financial objectives, and (ii) equity awards with diminished value at year end in recognition of churn performance and poor stockholder returns in 2021. For our CEO, this resulted in variable pay outcomes for 2021 being 31% below target:

See “2021 Compensation” below for additional detail on the CEO’s compensation and outcomes.

2022 Proxy Statement

2021 Compensation

2021 Executive Compensation Outcomes

•
Highlight	Context
Executive Pay Changes
•
The CEO’s bonus target was increased from $250,000 to $500,000 in 2021, the first adjustment to his cash compensation since his appointment in 2018.
•
No changes were made to salary or bonus targets in 2021 for our other named executive officers.

Annual Equity Awards
•
Named executive officers equity awards were 50% RSUs, and 50% PSUs tied to 2021 new bookings and churn goals with a 3-year relative TSR modifier.
•
Equity awards to our executives were sized based on a combination of market data and internal share usage considerations, to balance remaining competitive with the market against managing the dilution of our stockholders.

2021 bonus payout at 185.7% of target
•
Bonus targets for 2021 were set based on revenue, Adjusted EBITDA, and free cash flow targets in-line with the Company’s business plan.
•
25% of the bonus target was based on H1 revenue achievement to tie a meaningful component of pay to near-term performance in the evolving COVID-19 environment.
•
For 2021, to provide an avenue to increased equity alignment with our stockholders, executives could elect to receive a portion of their CIP opportunity in the form of a PSU that is earned based on the same performance targets as our cash CIP program. These awards were granted in March 2021. To incentivize our executives to elect this alternative, they received a 10% premium on the value of their CIP opportunity that was received as a PSU; each of our named executive officers elected to receive 50% of their cash CIP opportunity under this PSU program.
•
Financial performance goals under the bonus program were achieved at 185.7% of target; in combination with the impact of the PSU deferrals, this resulted in the value of executive bonuses being 152% of their target opportunity (measured as of 12/31/2021).

2020 and 2021 PSUs achieved below target
•
2020 PSUs, which were based on two-year Net Bookings and Adjusted EBITDA goals, were earned at 58.5% of target, and will vest on May 13, 2023. Mr. Moore is the only current named executive officer to have received 2020 PSUs.
•
2021 PSUs, which were based on fiscal 2021 bookings and churn goals, were earned at 44.0% of target. The final payout for 2021 PSUs will be determined based on relative TSR performance vs. the comparator group measured from January 1, 2021, to December 31, 2023, and shares earned will vest on March 1, 2024. All of our named executive officers received 2021 PSUs.

2022 Proxy Statement

Compensation Philosophy

What We Do / What We Don’t Do

Our pay-for-performance philosophy and executive compensation governance provides a framework for incentivizing executives to achieve ServiceSource’s financial and strategic goals without encouraging excessive risk-taking in their business decisions. Key practices include:

What We Do	✓	Strong pay-for-performance alignment, with compensation programs tying executives to operational and stockholder goals
	✓	Actively engage in year-round dialogue with our stockholders and incorporate feedback into our compensation program
	✓	Significant portion of total named executive officer compensation is at risk
	✓	Annual advisory vote on named executive officer compensation
	✓	Stock ownership guidelines for all directors, named executive officers and Section 16 officers
	✓	Utilize the services of an independent compensation consultant retained directly by the compensation and human resources committee that does not perform other services for the Company
	✓	Regularly assess the risk-reward balance of our compensation program to mitigate excessive risk taking by our executives
	✓	Clawback of performance-based compensation in the event of a restatement of the Company’s financial results
What We Don’t Do	✗	No pension or retirement benefits for our named executive officers beyond our 401(k) plan and pension plan
	✗	Executives are prohibited from hedging / pledging company stock
	✗	No excessive perquisites
	✗	No repricing of stock option awards
	✗	No single-trigger equity acceleration

Program Overview

Our compensation philosophy is based on the following objectives and principles:

●	attract, retain, and motivate top-level executive talent;
●	provide compensation levels and structures that are both fiscally responsible and competitive within our industry and geography;
●	align our executive compensation program with our overall corporate philosophy and business model; and
●	provide long-term, performance-based, equity incentive compensation to align the interests of our management team with those of our stockholders.

2022 Proxy Statement

Our Compensation Programs are Designed to Support the Philosophy Outlined Above:

Salary	✓	Fixed compensation, payable in cash
	✓	Provides executives with security and continuity in compensation
	✓	Key component of attracting and retaining qualified executives
Annual CIP	✓	Variable, cash-based compensation
	✓	Rigorous performance goals based on our business model that are tied to financial and strategic performance
RSUs	✓	Three-year vesting promotes long-term stability and retention of executives
	✓	Fosters ownership culture, aligning executives with stockholder interests
PSUs	✓	Three-year cliff vesting creates meaningful long-term retention and performance incentive
	✓	Payouts tied to rigorous business goals and TSR performance vs. comparable companies

2021 Compensation Program

Salary

Our salaries reflect the responsibilities of each named executive officer and the competitive market for comparable professionals in our industry. Base salaries and benefit packages are the fixed components of our named executive officers’ compensation and do not vary with Company performance.

Mr. Naughton was promoted into his role as EVP of Global Client Delivery in 2020 and Mr. Lyne was promoted into his current role in 2020, and their salaries were unchanged in 2021. Mr. Moore’s salary was unchanged for 2020 and 2021. The following table provides the annualized fiscal year salaries of our named executive officers for 2021 and 2020:

	Annualized fiscal		Annualized fiscal
Name	year 2021 salary		year 2020 salary
Gary B. Moore	$750,000		$750,000
Mike Naughton	$394,793	(1)	$429,108	(1)
Chad W. Lyne	$350,000		$350,000	(2)

(1)	Mr. Naughton's annual base salary was increased to 349,368 euros on August 1, 2020 upon his appointment as the Company’s EVP of Global Client Delivery on August 7, 2020. This amount is Mr. Naughton's annual base was converted to USD at an exchange rate of $1.13002 and $1.22824 per euro as of December 31, 2021 and 2020, respectively.
(2)	Mr. Lyne's annual base salary was increased to $350,000 upon his appointment as the Company’s Chief Financial Officer on November 1, 2020.

Annual Incentives

Performance Goals

Our compensation and human resources committee structured the 2021 CIP bonus design to further our pay-for-performance philosophy and to better position the Company for long-term growth and success. Our primary short-term business objective was achieving sustainable, profitable revenue growth and therefore funding for the CIP bonus pool for 2021 was based on achievement of revenue, Adjusted EBITDA and free cash flow goals. Executives were eligible to earn up to 200% of their target bonus based on performance against these goals.

Revenue, Adjusted EBITDA, and free cash flow were chosen as they reflect our key financial priorities and allow us to measure in part whether we are growing revenue profitably and sustainably; targets for each measure were set at a level designed to drive strong performance but were also intended to recognize that the Company’s long-term success was incumbent on exiting suboptimal, lower-margin programs, which would put downward pressure on revenue, Adjusted EBITDA, and free cash flow performance in the short-term, but position us for strong future growth. When setting performance targets for these goals, the Committee carefully considers the Company’s operating budget, and business strategy to ensure outcomes appropriately reflect company performance.

2022 Proxy Statement

Given the ongoing impact of the COVID-19 pandemic at the outset of 2021, and the need to emphasize the achievement of our near-term objectives in that environment, the Committee elected to include a first-half revenue goal, weighted at 25% of the 2021 CIP opportunity. This approach was taken to balance the Committee’s objectives of measuring performance against objective financial goals without basing the entirety of the outcome on full-year performance, for which there was extremely limited line of sight.

Target CIP Opportunities and Election to Receive CIP PSUs

Amounts payable under the CIP range from 0% - 200% of the target CIP amounts established for each named executive officer based on the level of achievement of the various 2021 CIP performance metrics. Target CIP amounts for each executive are determined based on competitive market data and vary based on position and the duties and responsibilities of each executive. For 2021, our compensation and human resources committee elected to increase the CIP target opportunity of Mr. Moore from $250,000 to $500,000, to bring Mr. Moore’s target CIP opportunity closer in line with competitive market data and to provide appropriate incentives for Mr. Moore related to the short-term goals of the Company.

To provide an additional opportunity for increasing stockholder alignment given the importance of driving shareholder value, our named executive officers were given the opportunity to receive a portion of their annual cash corporate incentive plan opportunity in PSUs with the same performance metrics as the cash plan (i.e. 0% - 200% based on the level of achievement of the same revenue, Adjusted EBITDA, and free cash flow goals for fiscal year 2021). To incentivize our executives to elect this alternative, the CIP opportunity taken in the form of PSUs is increased by 10%. If elected, the target cash CIP opportunity is reduced in accordance with the executive’s election and the target number of 2021 CIP PSUs issued to the executive is equal to (i) the dollar amounts of the CIP target opportunity that the executive elected to receive as PSUs multiplied by 110%, divided by (ii) the average of the closing price of the Company’s common stock as listed on the NASDAQ market for the 20 trading days preceding the grant date. Messrs. Moore, Naughton, and Lyne each elected to receive 50% of their annual CIP opportunity in the form of PSUs.

The following table reflects the 2021 target annual CIP opportunity for each of our named executive officers, as well as the portion of such opportunity elected to be received in PSUs and the target number of such PSUs, which were granted on March 1, 2021.

Named Executive Officer	Total Target CIP Opportunity	Target Cash CIP Opportunity	CIP Opportunity Elected in PSUs	Premium Multiplier	Amount to be Converted to CIP PSUs	Target Number of PSUs (1)
Gary B. Moore	$500,000	$250,000	$250,000	110%	$275,000	160,889
Mike Naughton	$315,986(2)	$157,993	$157,993	110%	$173,792	101,677
Chad W. Lyne	$262,500	$131,250	$131,250	110%	$144,375	84,466

(1)

Amount determined by dividing the “Amount to be Converted to CIP PSUs” by the average of the closing price of the Company’s common stock as listed on the NASDAQ market for the 20 trading days preceding the grant date, which was $1.71.

(2)	This amount is calculated using 75% of Mr. Naughton's annual base salary of 349,368 euros converted to USD at an exchange rate of $1.205932 per euro as of March 1, 2021.

2022 Proxy Statement

Fiscal Year 2021 CIP and CIP PSU achievement

The following table sets for the metrics used for the 2021 CIP and related CIP PSUs, and the level of achievement of each metric and the aggregate CIP bonus percentage earned.

Element	Weighting	Threshold 50% payout	Target 100% payout	Maximum 200% payout	Actual	Percent Achieved	Bonus Earned (1)
First Half Revenue	25%	$77.4M	$86.0M	$94.6M	$91.3M	143.0%	35.7%
Annual Revenue	25%	$166.0M	$184.4M	$193.6M	$195.7M	200.0%	50.0%
Annual Adjusted EBITDA (2)	30%	$(4.0)M	$0.2M	$4.0M	$9.8M	200.0%	60.0%
Annual Free Cash Flow (2)	20%	$(13.0)M	$(8.0)M	$(3.0)M	$(0.3)M	200.0%	40.0%
Total	100%						185.7%

(1)	Figures adjusted for rounding. CIP earned is equal to (i) Weighting, multiplied by (ii) Percent Achieved.
(2)	Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures. See ‘‘Reconciliation of GAAP to Non-GAAP financial measure’’ on Appendix B.

Based on performance outlined above, CIP was achieved at 185.7%, and our named executive officers received the following cash and 2021 CIP PSU payouts:

	Bonus Target			Achievement
Name	Total Opportunity	Cash Portion	CIP PSUs (#)(2)	Outcome	Cash with Performance Multiplier	PSUs with Performance Multiplier (#)
Gary B. Moore	$ 500,000	$ 250,000	160,889	185.7%	$ 464,250	298,785
Mike Naughton (1)	$ 315,986	$ 157,993	101,677	185.7%	$ 293,393	188,823
Chad W. Lyne	$ 262,500	$ 131,250	84,466	185.7%	$ 243,731	156,860
(1)	The bonus target and actual payout amounts were converted to USD at an exchange rate of $1.205932 per euro as of March 1, 2021.
(2)	Based on 50% of bonus target + 10% premium, converted to PSUs using 20-day average stock price of $1.71 on March 1, 2021.

2022 Proxy Statement

Long-Term Incentives

2021 Equity Awards

The compensation and human resources committee continues to believe that a strong, performance-conditioned long-term incentive program serves to attract and retain executives as well as align them with our stockholders.

In 2021, named executive officers received 50% of their awards as RSUs and 50% of their awards as PSUs. The PSU design, detailed below, is intended to balance a desire for long-term financial and stockholder goals with the difficulty of setting meaningful multi-year targets in the Company’s current business context.

Grant of PSUs – 2021

On March 1, 2021 (the “Grant Date”), our compensation and human resources committee approved the 2021 grants of PSUs to our named executive officers that includes two performance-based achievement metrics related to financial goals for fiscal year 2021 and a relative total shareholder return (rTSR) modifier based on the Company’s rTSR for the period January 1, 2021 through December 31, 2023 as compared to a peer group, as well as a service-based vesting schedule. The performance-based metrics are the Company’s actual new bookings and churn amounts for fiscal year 2021 as compared to the target new bookings and churn amounts approved by the board of directors, as set forth below. The number of shares ultimately received related to these awards will range from 0% to 173% of the participant’s target award and will become eligible to vest on the third anniversary of the grant date.

New bookings is defined as the value of total new bookings that are closed and signed during fiscal year 2021. Total new bookings includes the aggregate of recurring, non-recurring, technology services, and professional services bookings.

Churn is defined as the annual contract value of all contract terminations or reductions in services during fiscal year 2021, or reductions in contract value from contractual renegotiations during fiscal year 2021.

Half of the target number of PSUs are subject to the new bookings performance achievement, and half of the target number of PSUs are subject to the churn performance achievement. The achievement of the performance targets will be determined as of the date the Company files its Annual Report on Form 10-K for the 2021 fiscal year.

New Bookings Metric		Churn Metric
New Bookings Achievement	Number of PSUs that become	Churn	Number of PSUs that become
(as a percentage of target)	eligible to vest (as a percentage	Achievement (as a	eligible to vest (as a percentage
	of half of target grant)	percentage of target)	of half of target grant)
>115%	150%	<85%	150%
110%	125%	90%	125%
100%	100%	100%	100%
90%	90%	110%	90%
70%	50%	150%	50%
<70%	0%	>150%	0%

For each performance metric, if the applicable achievement falls between any of the thresholds, the number of PSUs that become eligible to vest for such performance metric will be determined by linear interpolation.

The conditional PSUs earned based on the performance-based achievement metrics above are multiplied by a modification factor based on the Company’s rTSR for the period January 1, 2021 through December 31, 2023 as compared to the TSRs of a peer group to determine the final number of PSUs eligible to vest.

rTSR Modification Factor
Company's rTSR	Modification Factor on Number of
(as a percentage of peer group)	PSUs that become eligible to vest
<25%	85%
50%	100%
>75%	115%

2022 Proxy Statement

TSR is compared to a group of companies including our compensation peer group and a set of additional reference companies, which were deemed to strong performance comparators given their business fit, but not of an appropriate scale to include in the peer group. At the outset of the 2021 PSU grant, the TSR group consisted of:

ChannelAdvisor Corporation	QuinStreet, Inc.
Computer Task Group, Incorporated	Rimini Street, Inc.
Conduent Incorporated	ScanSource, Inc.
ePlus inc.	StarTek, Inc.
ExlService Holdings, Inc.	Sykes Enterprises, Incorporated
Fluent, Inc.	SYNNEX Corporation
Insight Enterprises, Inc.	TechTarget Inc.
Model N, Inc.	TTEC Holdings, Inc.
Perficient, Inc.	WNS Holdings Ltd.
PFSweb, Inc.	Zuora, Inc.
PRGX Global, Inc.

Under the service-based vesting condition, the PSUs that become eligible to vest will vest on March 1, 2024, which is the third anniversary of the Grant Date, except as otherwise provided under certain termination and change of control provisions set forth in the PSU grant documents.

The target number of PSUs subject to the grant, as well as the maximum number of PSUs eligible to vest assuming maximum achievement of both performance-based achievement metrics as well as satisfaction of the service-based vesting condition, are set forth below.

Named Executive Officer	Target Number of PSUs	Maximum Number of PSUs
Gary B. Moore	511,920	883,062
Mike Naughton	125,000	215,625
Chad W. Lyne	125,000	215,625

Based on performance through 2021, the committee determined that the operational goals for 2021 PSUs were achieved at 44.0%, based on achieving 88.0% of target on the 2021 new bookings goal, and below threshold achievement on the churn goal. The final outcome will be determined based on relative TSR through December 31, 2023 and earned shares will vest on March 1, 2024. Based on the final TSR outcome, the number of shares vesting could range from 37% to 51% of target.

Grant of Restricted Stock Units – 2021

On March 1, 2021, our compensation and human resources committee approved a grant of RSUs to our named executive officers. The RSUs will vest in three annual installments on March 1, 2022, and thereafter on the second and third anniversary of the grant date, subject to continued employment through each vesting date, except as otherwise provided under certain termination and change of control provisions set forth in the award agreements and the 2020 Equity Incentive Plan.

The number of RSUs granted to our named executive officers in 2021 are set forth below.

Named Executive Officer	Number of RSUs
Gary B. Moore	511,920
Mike Naughton	125,000
Chad W. Lyne	125,000

2022 Proxy Statement

2020 PSU Performance Achievement

In February 2022, the committee certified results for the 2020 PSUs’ two-year Net Bookings and Adjusted EBITDA goals. Based on performance, 58.5% of the 2020 PSUs were earned and will vest on May 13, 2023.

2020-2021 Net Bookings – 50% Weight		2020-2021 Adjusted EBITDA – 50% Weight
Attainment (as a percentage of target)	Payout	Attainment (as a percentage of target)	Payout
>120%	150%	>125%	150%
110%	125%	113%	125%
100%	100%	100%	100%
93%	80%	73%	50%
83%	60%	<46%	0%
80%	50%
<80%	0%
ServiceSource Actual Attainment
Below Threshold	0%	108.5%	117.0%

Final payout:

2020 PSU	Target PSUs	Achievement %	Earned PSUs
Gary B. Moore	400,000	58.5%	234,000

Compensation Decision Process

Peer Group

Benchmarking. In 2021, our compensation and human resources committee consulted with our independent compensation consultant to review the competitive positioning of our executive officer compensation, which included a market analysis against our peer group shown below.

The compensation and human resources committee considered compensation data and practices at public technology companies comparable to us with respect to size, complexity, financial performance, and stage of development. These peer companies were selected at the time as they had similar financial size and valuation range relative to ServiceSource and included industry classifications of IT Services and Professional Services.

The resulting peers used in our compensation benchmarking include the following:

ChannelAdvisor Corporation	PRGX Global, Inc.
Computer Task Group, Incorporated	QuinStreet, Inc.
Fluent Inc.	Rimini Street, Inc.
IBEX Limited	StarTek, Inc.
Model N, Inc.	TechTarget, Inc.

We did not explicitly tie compensation to a benchmark level for each member of our executive management team. Rather, we considered a number of individualized factors that are unique to our business, including individual performance, skill set, industry knowledge and experience, prior employment history, compensation at previous companies, recruiting efforts and negotiations, retention risk and an executive’s overall compensation level relative to his or her peers.

Roles

Role of the board of directors and compensation and human resources committee. The role of our compensation and human resources committee is to oversee our executive plans and policies, administer our equity plans and approve all compensation for our named executive officers. For a description of the composition of our compensation and human resources committee, see “Corporate Governance and Board of Directors – Board Committees – Compensation and Human Resources Committee.”

2022 Proxy Statement

Role of Executive Officers. Our compensation and human resources committee generally seeks input from our Chief Executive Officer and our Chief Financial Officer when discussing executive performance and compensation levels for named executive officers (other than their own compensation). Our Chief Financial Officer has the responsibility of advising the compensation and human resources committee and coordinating with any third-party compensation advisors. The compensation and human resources committee also works with our Chief Financial Officer to evaluate the financial, accounting and tax implications. None of our named executive officers participates in deliberations regarding his or her own compensation. Our compensation and human resources committee charter also specifies that our compensation and human resources committee deliberates and determines compensation decisions related to our Chief Executive Officer in executive session, outside of the presence of the Chief Executive Officer.

Role of Compensation Advisors. Our compensation and human resources committee has the authority to engage its own advisors to assist in carrying out its responsibilities. In 2021, the Company retained Semler Brossy Consulting Group LLC (“Semler Brossy”), as an independent compensation consulting firm to provide advice to the compensation and human resources committee with respect to executive compensation decisions and comparison benchmarking. Working with management, Semler Brossy met with our compensation and human resources committee and provided various recommendations. Pursuant to SEC rules, our compensation and human resources committee has assessed the independence of Semler Brossy and concluded that no conflict of interest exists that would prevent Semler Brossy from independently representing the compensation and human resources committee. Semler Brossy does not perform other services for us and will not do so without the prior consent of the compensation and human resources committee. Our compensation and human resources committee intends periodically to review the need to independently retain a compensation consultant.

Other Elements

Employee Benefits

We provide our employees with retirement, as well as health and welfare benefits, such as our group health insurance plans, 401(k) retirement plan, pension plan, life, disability, and accidental death insurance plans. Those plans, which are available to all employees, including our named executive officers, are designed to provide a stable array of support to our employees and their families and are not performance-based. Our benefits programs are generally established and adjusted by our human resources department with approval, as necessary, from senior management, the compensation and human resources committee, or the board of directors, as appropriate.

Employment Agreements and Severance Arrangements

We previously entered into employment agreements with our named executive officers that contained the base salary, target bonus, and in some cases equity awards that were to be made to the named executive officers as of the date the employment agreements went into effect (for a discussion of current base salary, target CIP, and equity awards programs, see 2021 Compensation Program, above). The employment agreements also contained severance and change of control benefits in favor of our named executive officers. The employment agreements were an integral part of the decision-making process for our named executive officers to join our Company.

On May 13, 2021, we adopted the ServiceSource International, Inc. Executive Severance Plan (the “Severance Plan”), which provides for the payment of cash severance and the provision of certain other involuntary termination benefits to members of senior management who elect to participate in the Severance Plan. The Severance Plan is intended to replace any severance obligations contained in individual executive employment agreements between the Company and participating employees. Each of the Company’s named executive officers has elected to participate in the Severance Plan and in exchange for such participation has agreed contractually to relinquish the severance and change of control benefits in their employment agreements, or in the case of Mr. Naughton, to offset the severance benefits provided under the Severance Plan by the severance benefits under his employment agreement.

We may also enter into separation agreements with our named executive officers from time to time that provide for defined separation dates and specify the continuing role of such executives prior to and after separation, including, in some cases, the provision of consulting services to us post-separation from employment. These separation agreements typically provide for the payment of compensation or severance benefits, subject to an effective release agreement from such individual.

The Severance Plan and any separation agreements currently in effect for our named executive officers are discussed in more detail in the “Executive Compensation – Potential Payments upon Termination or Change of Control” section below. We believe that the severance and other separation agreements are an important recruitment and retention tool and will incentivize the named executive officers to maintain continued focus and dedication to their assigned duties to maximize stockholder value, or to assist in an orderly transition of responsibilities for those executives who leave our employment while reducing the risk of any potential disputes. The terms of the severance arrangements were determined after review

2022 Proxy Statement

by the compensation and human resources committee of our retention and transition goals for each named executive officer, as well as analysis of market data, and similar agreements or arrangements established in our industry. These arrangements were also the result of negotiations with the executives.

Other Compensation Matters and Policies

Tax and Accounting Considerations

Internal Revenue Code Section 162(m) generally limits the amount that we may deduct for compensation paid to our Chief Executive Officer, Chief Financial Officer, and to each of our three most highly compensated officers (as well as anyone that was previously in such category of individuals for any preceding taxable year beginning after December 31, 2016) to $1 million per person. Previously, exemptions to this deductibility limit could be made for various forms of “performance-based” compensation. The exemption from Section 162(m)’s deduction limit for performance-based compensation was repealed under the 2017 Tax Cuts and Jobs Act, effective for taxable years beginning after December 31, 2017. As a result, compensation paid to our “covered employees” under Section 162(m), including our Chief Executive Officer, Chief Financial Officer, and three other highest-paid officers, in excess of $1 million will not be deductible unless it qualifies for transition relief which grandfathers compensation paid under written binding contracts in effect on November 2, 2017. We expect that equity awards granted, or other compensation provided under arrangements entered into or materially modified after November 2, 2017 generally will not be deductible to the extent, they result in compensation to certain executive officers that exceeds $1 million in any one year for any such officer. Although the compensation and human resources committee cannot predict how the deductibility limit may impact our compensation program in future years, the compensation and human resources committee intends to maintain an approach to executive compensation that follows our pay-for-performance philosophy.

Section 409A of the Internal Revenue Code imposes additional significant taxes in the event that an executive officer, director or other service provider receives “deferred compensation” that does not satisfy the requirements of Section 409A. Although we do not maintain traditional nonqualified deferred compensation plans for our executive officers, Section 409A may apply to certain arrangements we maintain for our executive officers, including the Severance Plan. Consequently, our intent is to design any such arrangements to be exempt from or to satisfy the requirements of Section 409A.

Stock Ownership Guidelines

Our named executive officers are subject to stock ownership guidelines. The current levels for our named executive officers are as follows:

Position	Multiple of Base Salary OR Minimum Share Amount (whichever is lower)
Chief Executive Officer	5 times/250,000 shares
Chief Financial Officer	3 times/150,000 shares
Chief Operating Officer	3 times/150,000 shares

Our executive officers have five years from the time they are appointed to meet these guidelines, subject to additional holding requirements in the event the holding requirement is not timely met.

As of December 31, 2021, all our named executive officers required to satisfy our stock ownership guidelines have met such guidelines or are still within their relevant transition periods.

Policy against Hedging/Pledging

Our Insider Trading Policy prohibits any of our named executive officers from engaging in transactions in publicly-traded options, such as puts and calls, and other derivative securities with respect to our stock. Our policy also prohibits any of our named executive officers from pledging our securities as collateral for loans or holding our securities in margin accounts.

Risk Assessment and Clawback Policy

The compensation and human resources committee believes that although a portion of compensation provided to our executive officers is performance-based, our compensation programs do not encourage excessive or unnecessary risk taking. In fact, the design of our compensation programs encourages our executives to remain focused on both short-term and long-term strategic goals.

In 2020, we adopted a clawback policy, which we updated in 2021, in order to align the performance incentives of our executive team with the interests of our stockholders. The policy covers our executive officers and relates to all bonuses and other incentive and equity compensation awarded to such executive officers. In the event of a restatement of the

2022 Proxy Statement

Company’s financial results (other than a restatement caused by a change in applicable accounting rules or interpretations, or an administratively required restatement such as in connection with a stock combination or split), compensation and human resources committee a committee consisting of the non-management members of the board of directors (the “Independent Director Committee”) shall review any performance-based compensation that was actually paid or awarded based on the financial statements of the company prior to restatement. If, upon review, the Independent Director Committee determines that the amount of any such performance-based compensation actually paid or awarded to such officer would have been a lower amount had it been calculated based on such restated financial statements and such officer engaged in fraud or intentional illegal conduct which materially contributed to the need for such restatement, then the Independent Director Committee shall seek to recover for the benefit of the Company the after-tax difference between what was paid and what would have been paid absent the restated financial statements. The policy and any clawback of compensation made pursuant to the policy are also subject to certain exceptions at the discretion of the Independent Director Committee.

Compensation Committee Report

The compensation and human resources committee oversees our compensation policies, plans, and benefit programs. The compensation and human resources committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the compensation and human resources committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation and Human Resources Committee
Jane Okun Bomba (Chair)
John R. Ferron
John R. Harris

The Report of the Compensation and Human Resources Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other filing by ServiceSource under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent ServiceSource specifically incorporates the Report of the Compensation and Human Resources Committee by reference therein.

2022 Proxy Statement

Summary Compensation Table

The following table provides information regarding the compensation of our named executive officers during the years ended December 31, 2021 and 2020:

Name and			Stock	Non-	All Other
Principal Position	Year	Salary(1)	Awards(2)	Equity CIP(3)	Compensation(4)	Total
Gary B. Moore
Chief Executive Officer	2021	$750,000	$1,878,307	$464,250	$59,100	$3,151,657
	2020	$750,000	$1,040,000	$196,500	$60,100	$2,046,600
Mike Naughton(5)
Chief Operating Officer	2021	$394,793	$559,717	$293,393	$19,740	$1,267,643
	2020	$399,707	$223,500	$209,582	$19,985	$852,774
Chad W. Lyne(6)
Chief Financial Officer	2021	$350,000	$531,835	$243,731	$2,000	$1,127,566
	2020	$285,096	$149,000	$140,006	$2,000	$576,102

(1)	The amounts reported for Messrs. Moore and Lyne are based on a bi-weekly pay schedule paid one week in arrears.
(2)	The amounts reported in this column reflects the aggregate grant date fair value of the stock awards computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by named executive officers. The assumptions used for calculating the grant date fair value are consistent with the valuation methodologies specified in the notes to our Consolidated Financial Statements included in our annual report on Form 10-K for the year ended December 31, 2021. With respect to Mr. Moore the 2020 amount includes both RSUs and PSUs, shown at target achievement. The value of the performance stock unit awards granted in 2020, assuming achievement of the maximum performance level, would have been $780,000 for Mr. Moore. With respect to Messrs. Moore, Naughton, and Lyne the 2021 amount includes both RSUs and PSUs, shown at target achievement. The value of the performance stock unit awards granted in 2021, assuming achievement of the maximum performance level, would have been $3,151,368.
(3)	The amounts in this column represent payments under CIP earned with respect to the current year and paid in March of the following year.
(4)	The amounts reported in this column include $57,100 and $58,100 for Mr. Moore's corporate housing in 2021 and 2020, respectively. The column also includes, as applicable, for Moore, Naughton, and Lyne matching contributions made by us with respect to 401(k) contributions for a maximum of $2,000 and pension contributions for a maximum match of 5%. Mr. Naughton's pension employer contribution was converted to USD at a rate of $1.13002 and $1.22824 per 1 euro as of December 31, 2021 and 2020, respectively.
(5)	Mr. Naughton was appointed as our Executive Vice President of Global Client Delivery on August 7, 2020 and was promoted to Chief Operating Officer on February 1, 2022 and received an annual salary of 349,368 Euros starting on August 1, 2020. Mr. Naughton’s salary and CIP were prorated based on amounts earned during 2020 regardless of his role with the Company. Mr. Naughton's salary was converted to USD at a rate of $1.13002 and $1.22824 per 1 euro as of December 31, 2021 and 2020, respectively.
(6)	Mr. Lyne was appointed as our Chief Financial Officer on November 1, 2020 and received an annual salary of $350,000. Mr. Lyne’s salary and CIP were prorated based on amounts earned during 2020 regardless of his role with the Company.

2022 Proxy Statement

Grants of Plan Based Awards

The following table presents information concerning grants of plan-based awards to each of our named executive officers during the year ended December 31, 2021.

			Estimated Future Payouts Under			Estimated Possible Payouts
			Non-Equity Incentive Plan			Under Equity Incentive Plan
			Awards (1)			Awards
									All Other
									Stock	Grant Date
									Awards:	Fair Value
									Number of	of Stock
			Threshold	Target	Maximum	Threshold		Maximum	Shares or	Awards
Name	Grant Date		($)	($)	($)	(#)	Target (#)	(#)	Units	($) (2)
Gary B. Moore			125,000	250,000	500,000
	3/1/2021	(3)				—	511,920	883,062		$788,357
	3/1/2021	(4)				—	160,889	321,778		$260,640
	3/1/2021	(5)							511,920	$829,310
Mike Naughton		(6)	74,024	148,047	296,095
	3/1/2021	(3)				—	125,000	215,625		$192,500
	3/1/2021	(4)				—	101,677	203,354		$164,717
	3/1/2021	(5)							125,000	$202,500
Chad W. Lyne			65,625	131,250	262,500
	3/1/2021	(3)				—	125,000	215,625		$192,500
	3/1/2021	(4)				—	84,466	168,932		$136,835
	3/1/2021	(5)							125,000	$202,500
(1)	Amounts in these columns represent cash awards granted under our CIP and are based on achievement of certain levels of performance for 2021. Amounts reflect the awards that were possible, target, and maximum levels of performance to the extent applicable.
(2)	Amounts in this column reflect the grant date fair value of each award computed in accordance with FASB ASC Topic 718. These amounts do not necessarily correspond to the actual value recognized by named executive officers. The assumptions used in the valuation of these awards are consistent with the valuation methodologies specified in the notes to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021.
(3)	This grant consists of PSUs granted in 2021 and scheduled to vest on March 1, 2024 based on the achievement of certain cumulative metrics during 2021 and a relative total shareholder return (rTSR) modifier based on the Company’s rTSR for the period January 1, 2021 through December 31, 2023 as compared to a peer group. For additional information on the equity-based rewards granted to our named executive officers, please see the “Grant of PSUs - 2021” table.
(4)	This grant consists of PSUs granted in 2021 and scheduled to vest on March 1, 2022 based on the achievement of certain cumulative metrics during 2021. For additional information on the equity-based rewards granted to our named executive officers, please see the “Grant of PSUs - 2021” table.
(5)	Represents RSUs granted on March 1, 2021, which vest 33% on March 1, 2022 and thereafter on the second and third anniversary of the grant date.
(6)	The target and maximum amounts were converted as of December 31, 2021 from euros at an exchange rate of $1.13002 per 1 euro.

2022 Proxy Statement

Outstanding Equity Awards

The following table presents information concerning outstanding equity awards held by our named executive officers at December 31, 2021:

			Option Awards				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(1)
Gary B. Moore	3/1/2021	(2)					511,920	$506,801
	3/1/2021	(3)							225,245	$222,993
	3/1/2021	(4)					298,785	$295,797
	5/13/2020	(5)					266,666	$263,999
	5/13/2020	(6)					234,000	$231,660
	12/7/2018		1,000,000	—	$1.20	12/7/2028
Mike Naughton	3/1/2021	(2)					125,000	$123,750
	3/1/2021	(3)							55,000	$54,450
	3/1/2021	(4)					188,823	$186,935
	9/1/2020	(7)					100,000	$99,000
	9/1/2019	(8)	33,334	16,666	$0.92	9/1/2029
	9/1/2019	(9)					33,333	$33,000
	12/7/2018	(10)					25,000	$24,750
	5/15/2018	(11)					16,250	$16,088
	2/17/2016		5,000	—	$3.90	2/17/2026
	8/12/2015		20,000	—	$5.44	8/12/2025
	7/20/2015		21,000	—	$5.46	7/20/2025
	5/8/2014		16,000	—	$4.06	5/8/2024
	1/22/2013		4,424	—	$6.03	1/22/2023
Chad W. Lyne	3/1/2021	(2)					125,000	$123,750
	3/1/2021	(3)							55,000	$54,450
	3/1/2021	(4)					156,860	$155,291
	9/1/2020	(5)					66,666	$65,999
	9/1/2019	(8)	100,000	50,000	$0.92	9/1/2029
	9/1/2019	(9)					66,666	$65,999
	5/5/2016		110,000	—	$3.90	5/5/2026
(1)	The market value is calculated using the closing price of our common stock of $0.99 on December 31, 2021, as reported on NASDAQ, multiplied by the unvested stock amount.
(2)	Represents RSUs that vest in three equal annual installments commencing March 1, 2022.
(3)	Represents PSUs that vest on March 1, 2024, with the number of unearned shares determined based on actual results for the initial measurement period (which ended as of December 31, 2021), but assuming the rTSR modifier that will apply at the end of the December 31, 2023 performance period will not affect the results as of December 31, 2021.
(4)	Represents PSUs that vest on March 1, 2022, with the number of unearned shares determined based on actual results for the performance period (which ended on December 31, 2021).
(5)	Represents RSUs that are scheduled to vest in equal installments on May 13, 2022 and May 13, 2023.
(6)	Represents PSUs that vest on May 13, 2023, with the number of unearned shares determined based on actual results for the performance period (which ended on December 31, 2021).
(7)	Represents RSUs that vest in equal installments on September 1, 2022 and September 1, 2023.

2022 Proxy Statement

(8)	Represents shares underlying such options, one third of which vested on September 1, 2020, one third vested on September 1, 2021 and the remainder of which are scheduled to vest on September 1, 2022.
(9)	Represents RSUs that are scheduled to vest on September 1, 2022.
(10)	Represents RSUs that are scheduled to vest on December 7, 2022.
(11)	Represents RSUs that are scheduled to vest on May 15, 2022.

Stock Options Exercises and Stock Vested

The following table presents information regarding vested stock awards held by our named executive officers during the year ended December 31, 2021.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise ($) (1)	Acquired on Vesting	Vesting (2)
Gary B. Moore	—	$—	133,334	$178,668
Mike Naughton (3)	—	$—	139,583	$193,687
Chad W. Lyne (4)	—	$—	100,001	$150,002

(1)	The value realized on exercise is calculated as the difference between the market value of the underlying shares on the exercise date and the exercise price of the options. Market value is the closing price of our common stock as reported on NASDAQ on the exercise date.
(2)	The value realized on vesting is calculated by multiplying the number of shares of stock vested by the market value of the underlying shares on each vesting date. Market value is the closing price of our common stock as reported on NASDAQ on the applicable vesting date.
(3)	The number of shares acquired on vesting includes RSUs that were granted to Mr. Naughton prior to his appointment as EVP of Global Client Delivery on August 7, 2020.
(4)	The number of shares acquired on vesting includes RSUs that were granted to Mr. Lyne prior to his appointment as Chief Financial Officer on November 1, 2020.

Equity Compensation Plan Information

The following table summarizes the number of outstanding options, warrants and rights granted to employees and directors, as well as the number of securities remaining available for future issuance, under our equity compensation plans as of December 31, 2021:

	Number of		Number of securities
	securities to		remaining available for
	be issued upon	Weighted average	future issuance under
	exercise	exercise price of	equity compensation
	of outstanding	outstanding	plans (excluding
	options, warrants	options, warrants	securities reflected in
	and rights	and rights	Column (a))
Plan Category	(a)	(b)	(c)
Equity compensation plans approved by security holders (1)	10,106,869	$2.18	8,479,053
Equity compensation plans not approved by security holders	—	$—	—
Total	10,106,869	$2.18	8,479,053

(1)	Includes the 2020 Equity Incentive Plan and 2011 Equity Incentive Plan.

Other Plans

We do not have any qualified or non-qualified defined benefit plans, any traditional non-qualified deferred compensation plans or other deferred compensation plans.

2022 Proxy Statement

Potential Payments upon Termination or Change of Control

Severance and Other Cash Benefits Upon Involuntary Termination

We currently provide for the payment of cash severance and the provision of certain other involuntary termination benefits to members of senior management through our Severance Plan. Although each of the Company’s named executive officers has an employment agreement with the Company, they have all elected to participate in the Severance Plan and in exchange for such participation have agreed contractually to relinquish the severance and change of control benefits in their employment agreements, or in the case of Mr. Naughton, to offset the severance benefits provided under the Severance Plan by the severance benefits under his employment agreement.

Severance benefits are payable under the Severance Plan only if the participant is involuntarily terminated without “cause” or the participant resigns because of certain specified material adverse changes to the participant’s employment. Termination for any other reason does not result in the payment of severance. The benefits payable under the Severance Plan to our named executive officer are set forth in the table below under the heading entitled “Summary of Cash Severance and Involuntary Termination Benefits.” Severance under the Severance Plan for international participants is reduced on a dollar-for-dollar basis by any notice period, statutory redundancy or other payments required to be provided to a participant in any non-US jurisdiction.

Severance Plan participation requires adherence to the Severance Plan’s restrictive covenants. These include (i) a requirement not to disclose confidential information or use confidential information to solicit Company clients; (ii) a 12-month non-solicitation of Company employees; and (iii) a 12-month non-compete. Each participant in the Severance Plan must sign a full release of claims as a prerequisite to receiving any severance pay under the Severance Plan. The Company may discontinue cash severance if a participant fails to abide by the restrictive covenants.

Prior to a change in control, the Board may amend the Severance Plan, or provide for an early termination of the Severance Plan, in its discretion, although any such amendment or early termination would not affect the rights of any participant in any material way unless either (i) the participant is given 6 months prior written notice or (ii) the Board gets the participant’s consent to the change. The terms of the Severance Plan provide for its termination two years after a change in control.

2022 Proxy Statement

Summary of Cash Severance and Involuntary Termination Benefits

The severance and other involuntary termination benefits our named executive officers would receive under the Severance Plan under various termination scenarios are summarized below:

Name	Termination Without Cause or With Good Reason	Termination Without Cause or With Good Reason on or after a Change in Control
Gary B. Moore	Severance 1.25 times sum of base salary and target bonus, paid in equal monthly installments over 15 months COBRA Lump-Sum Lump sum payment equal to 15 months of COBRA	Severance 1.25 times sum of base salary and target bonus, paid in lump sum COBRA Lump-Sum Lump sum payment equal to 15 months of COBRA
Mike Naughton	Severance 1 times sum of base salary and target bonus, paid in equal monthly installments over 12 months	Severance 1 times sum of base salary and target bonus, paid in lump sum
Chad W. Lyne	Severance 1 times sum of base salary and target bonus, paid in equal monthly installments over 12 months COBRA Lump-Sum Lump sum payment equal to 12 months of COBRA	Severance 1 times sum of base salary and target bonus, paid in lump sum COBRA Lump-Sum Lump sum payment equal to 12 months of COBRA

2022 Proxy Statement

Impact of Termination and Change in Control on Long-Term Equity-Based Incentive Awards

The following table outlines the effect on outstanding unvested long-term incentive awards of various termination scenarios and upon a change of control of the Company based on the terms of the Severance Plan, the 2020 Equity Incentive Plan and the 2011 Equity Incentive Plan and related grant agreements:

Termination Scenario/Change in Control	Options/RSUs	PSUs
Voluntary Termination	Forfeited	Forfeited
Termination for Cause	Forfeited	Forfeited
Death, Disability	Forfeited	During performance period: vests pro-rata through date of termination. After performance period: Conditionally vested PSUs time-vest pro-rata.
Occurrence of a Change in Control

2020 EIP: If assumed or substituted, original vesting continues. If not assumed or substituted, vests and pays out.

2011 EIP: Treated as determined by Plan administrator. If not assumed or substituted, vests.

2020 EIP: If assumed or substituted, performance vests based on performance as of change in control, original time vesting continues. If not assumed or substituted, vests based on performance through change in control and pays out.

2011 EIP: Treated as determined by Plan administrator. If not assumed or substituted, vests.

Termination by Company Without Cause Prior to Change in Control	Forfeited	Forfeited
Termination by Company Without Cause On or After Change in Control	2020 EIP: Vests Severance Plan: Vests	2020 EIP: Vests PSUs under 2011 and 2020 Award Agreements: Vests upon death or disability following change in control

Change of Control Excise Tax Provisions

We currently provide no income tax gross-up or excise tax gross-up for taxes that may be imposed on “excess parachute payments” within the meaning of Section 280G and Section 4999 of the Code. The Severance Plan provide that if it is determined that any payment or distribution by the Company to or for the executive’s benefit would constitute an “excess parachute payment,” the Company will either (1) pay the total amount to the executive and he would be responsible for the 20% excise tax; or (2) reduce the executive’s payments such that the executive receives no “excess parachute payments,” whichever amount would give the executive the greater benefit on a net, after-tax basis. Although the Company would be denied a tax deduction for such excess parachute payments under alternative (1) above, the Compensation and Human Resources Committee believes the provision strikes an appropriate balance between cost to the Company and the provision of promised benefits to the executive.

2022 Proxy Statement

Potential Payments Upon Termination or Change of Control

The following table summarizes the estimated payments and benefits that would be provided to our named executive officers upon termination or a change of control under our plans and arrangements with our named executive officers described above, assuming the triggering event took place on the last business day of 2021. All payments and benefits are subject to the executive’s execution of a customary general release of all legal claims and such release becoming effective.

	Termination Without Cause or Termination for Good Reason				Termination Without Cause or With Good Reason on or after a Change of Control
			Acceleration				Acceleration
	Cash	Health Care	of Equity		Cash	Health Care	of Equity
Name(1)	Compensation(2)	Benefits(3)	Vesting(4)	Total	Compensation(2)	Benefits(3)	Vesting(4)	Total
Gary B. Moore	$1,562,500	$21,724	$729,794	$2,314,018	$1,562,500	$21,724	$1,521,250	$3,105,474
Mike Naughton(5)	$690,888	$—	$—	$690,888	$690,888	$—	$539,140	$1,230,028
Chad W. Lyne	$612,500	$26,421	$—	$638,921	$612,500	$26,421	$468,989	$1,107,910

(1)	All payments and benefits are subject to the executive’s execution of a customary general release of all legal claims, and such release becoming effective.
(2)	Cash severance is equal to (a) 1.25 times the sum of base salary and target bonus for Mr. Moore and (b) 1 time the sum of base salary and target bonus for Messrs. Naughton and Lyne.
(3)	Health care benefits are equal to a lump sum payment equal to COBRA premiums for (a) 15 months for Mr. Moore and (b) 12 months for Mr. Lyne.
(4)	The amounts in this column represent the intrinsic value of the unvested RSUs, PSUs, and stock options that are subject to equity acceleration, with such intrinsic value calculated as (x) the market value per share of our common stock minus the exercise price (if any) of the award, multiplied by (y) the number of shares underlying the unvested award. The number of shares underlying unvested PSUs is determined based on actual results for any performance period or interim measurement period that ended on December 31, 2021. PSU awards subject to a future rTSR modifier assume no change to the number of unvested awards as of December 31, 2021. See “Outstanding Equity Awards” table above for a full listing of all unvested equity awards as of December 31, 2021. Market value per share of our common stock is equal to the closing price of our common stock of $0.99 on December 31, 2021, as reported on NASDAQ.
(5)	Mr. Naughton’s salary and corresponding target bonus was converted to USD at a rate of 1.13002 per 1 euro as of December 31, 2021.

2022 Proxy Statement

RELATED PERSON TRANSACTIONS

Policies and Procedures for Related Person Transactions

We have adopted a formal policy that our executive officers, directors, holders of more than 5% of any class of our voting securities, and any member of the immediate family of and any entity affiliated with any of the foregoing persons, are not permitted to enter into a related person transaction with us without the prior consent of our audit committee, or other independent members of our board of directors if it is inappropriate for our audit committee to review such transaction due to a conflict of interest. Any request for us to enter into a transaction with an executive officer, director, principal stockholder, or any of their immediate family members or affiliates, in which the amount involved exceeds $120,000 must first be presented to our audit committee for review, consideration and approval as a “related person transaction.” In approving or rejecting any such proposal, our audit committee is to consider the relevant facts and circumstances available and deemed relevant to the audit committee, including whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Other than the continuing arrangements in fiscal 2021 described below, there were no related person transactions that required review or approval by our audit committee.

Related Person Transactions

We have entered into employment arrangements with our executive officers and change of control severance arrangements with certain of our executive officers that, among other things, provides for certain severance and change of control benefits. See “Executive Compensation – Employment Agreements, Separation Agreements and Potential Payments upon Termination or Change of Control .”

We have also entered into indemnification agreements with each of our directors and officers. The indemnification agreements and our certificate of incorporation and bylaws currently in effect require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

SECURITY OWNERSHIP

The following table sets forth information as of March 10, 2022, about:

●	Each person who we know beneficially owns more than five percent of our common stock;
●	Each of our named executive officers;
●	Each of our directors and nominees for the board of directors; and
●	All of our current executive officers and directors as a group.

Unless otherwise noted below, the address of each person listed on the table is c/o ServiceSource International, Inc., 707 17th Street, 25th Floor, Denver, Colorado, 80202.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

2022 Proxy Statement

As of March 10, 2022, 99,938,408 shares of our common stock were outstanding. Beneficial ownership representing less than one percent is denoted with an asterisk (“*”).

The information provided in the table is based on our records, information filed with the SEC, and information provided to us, except where otherwise noted.

	Number of Shares	Percent of Shares
	Beneficially Owned	Outstanding
5% Stockholders:
Edenbrook Capital, LLC and its affiliates(1)	20,880,609	20.9%
Archon Capital Management LLC and its affiliates(2)	9,857,533	9.9%
PRIMECAP Management Company(3)	8,248,408	8.3%
Lynrock Lake LP and its affiliates(4)	7,346,817	7.4%
Koller Capital LLC and its affiliates (5)	6,680,996	6.7%

Named Executive Officers and Directors:
Gary B. Moore(6)	2,478,225	2.5%
Chad W. Lyne(7)	427,172	*
Richard G. Walker	375,177	*
John R. Ferron(8)	350,000	*
Mike Naughton(9)	294,241	*
John R. Harris(10)	200,000	*
Andrew M. Baker	117,975	*
John A. Meyer	117,975	*
Jane Okun Bomba	117,975	*
All executive officers and directors as a group (9 persons)(11)	4,478,740	4.4%

*	Represents beneficial ownership of less than one percent (1%).
(1)	Based on information contained in a Schedule 13D/A filed with the SEC on February 25, 2022 (the “13D/A”), (i) Edenbrook Capital, LLC and Jonathan Brolin had shared voting power and shared dispositive power with respect to 20,880,609 shares as of February 25, 2022 and (ii) Edenbrook Long Only Value Fund, LP had shared voting power and shared dispositive power with respect to 19,047,612 shares as of February 25, 2022. The address for Edenbrook Capital, LLC and its affiliates is 116 Radio Circle, Mount Kisco, NY 10549.
(2)	Based on information contained in an amendment to Schedule 13G/A filed with the SEC on February 14, 2022, (i) Archon Capital Management LLC and Constantinos Christofilis had shared voting power and shared dispositive power with respect to 9,857,533 shares as of December 31, 2021 and (ii) Strategos Fund, L.P. had shared voting power and shared dispositive power with respect to 5,305,784 shares as of December 31, 2021. The address for Archon Capital Management LLC and its affiliates is 1100 19th Avenue E, Seattle, Washington, 98112.
(3)	Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2022, PRIMECAP Management Company (“PRIMECAP”), in its capacity as an investment advisor, had sole voting power and sole dispositive power with respect to 8,248,408shares as of December 31, 2021. The address for PRIMECAP is 177 E. Colorado Blvd., 11th Floor, Pasadena, California 91105.
(4)	Based on information contained in a Schedule 13G filed with the SEC on February 14, 2022, Lynrock Lake LP, Lynrock Lake Partners LLC, and Cynthia Paul had sole voting power and sole dispositive power with respect to 7,346,817 shares as of December 31, 2021. The address for Lynrock Lake LP and its affiliates is 2 International Drive, Suite 130, Rye Brook, New York 10537.
(5)	Based on information contained in a Schedule 13G/A filed with the SEC on February 10, 2022, Koller Capital LLC, Koller Microcap Opportunities Fund LP, and Ross Keller had sole voting power and sole dispositive power with respect to 6,680,996 shares as of December 31, 2020. The address for Koller Capital LLC and its affiliates is 1343 Main Street, Suite 413, Sarasota, Florida 34236.
(6)	Includes shares issuable upon the exercise of 1,000,000 options exercisable within 60 days of March 10, 2022.
(7)	Includes shares issuable upon the exercise of 210,000 options exercisable within 60 days of March 10, 2022
(8)	Includes shares issuable upon the exercise of 25,000 options exercisable within 60 days of March 10, 2022.
(9)	Includes shares issuable upon the exercise of 95,334 options exercisable within 60 days of March 10, 2022.
(10)	Includes shares issuable upon the exercise of 25,000 options exercisable within 60 days of March 10, 2022.
(11)	Includes shares issuable upon the exercise of 1,355,334 options exercisable within 60 days of March 10, 2022.

2022 Proxy Statement

QUESTIONS AND ANSWERS

More Information about Proxies and Voting

1. WHAT IS A PROXY?

A proxy is your legal designation of another person to vote the stock you own. The person you designate is your “proxy,” and you give the proxy authority to vote your shares by submitting the enclosed proxy card or, if available, voting by telephone or over the internet. We have designated our Chief Executive Officer, Gary B. Moore, our Chief Financial Officer, Chad W. Lyne, and our Senior Vice President, General Counsel, Megan Fine, to serve as proxies for the annual meeting.

2. HOW DO I RECEIVE PROXY MATERIALS?

We have elected to deliver our proxy materials electronically over the internet as permitted by the rules of the SEC. As required by those rules, we are distributing a notice of internet availability of proxy materials to our stockholders of record and beneficial owners as of the close of business on March 18, 2022. On the date of distribution of the notice, all the stockholders and beneficial owners will have the ability to access all of the proxy materials at the URL address included in the notice. Additionally, the notice of annual meeting, proxy statement, and annual report are available on our website by visiting http://ir.servicesource.com/. The Company’s website materials are not incorporated by reference into this proxy statement. These proxy materials are also available at no charge upon request. Please refer to information included in the notice of internet availability of proxy materials for additional information.

3. HOW MANY VOTES CAN BE CAST?

Each share of our common stock issued and outstanding as of the close of business on March 18, 2022, the record date for the 2022 annual meeting of stockholders, is entitled to vote on all items being considered at the 2022 annual meeting. You may vote all shares owned by you as of the record date, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, or other nominee. On the record date, we had 99,938,408 shares of common stock issued and outstanding.

For all matters described in this proxy statement for which your vote is being solicited, each holder of shares of common stock is entitled to one vote for each share of common stock held by such holder as of the record date.

4. WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

Many of our stockholders hold their shares as a beneficial owner in “street name” through a broker or other nominee rather than directly in their own name.

Stockholder of Record

If your shares are registered directly in your name with our transfer agent, EQ by Equiniti, you are considered with respect to those shares the stockholder of record and these proxy materials were sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to our designated proxies or to vote at the annual meeting. You may vote on the internet or by telephone, or, if you have requested paper materials be delivered to you, you may return the proxy card by mail.

Beneficial Owner

If your shares are held in an account at a brokerage firm, bank, or other similar organization, you are considered the beneficial owner of shares held in “street name,” and the notice of annual meeting, proxy statement and annual report were forwarded to you by that organization. As the beneficial owner, you have the right to direct your broker, bank, or other nominee how to vote your shares, and you are also invited to attend the annual meeting.

Because a beneficial owner is not the stockholder of record, you may not vote your shares at the annual meeting unless you obtain a legal proxy from the broker, bank, trustee, or nominee that holds your shares giving you the right to vote the shares at the meeting. If you are a beneficial owner and do not wish to vote at the annual meeting, you may vote by following the instructions provided by your broker or other nominee.

2022 Proxy Statement

5. WHO IS SERVICESOURCE’S TRANSFER AGENT AND HOW DO I CONTACT THEM?

You may contact our transfer agent by overnight mail at EQ by Equiniti, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120, or by calling (800) 401-1957.

6. HOW DO I ATTEND AND VOTE AT THE ANNUAL MEETING?

You are entitled to attend the annual meeting only if you were a stockholder as of the record date or hold a valid proxy for the annual meeting. If you are not a stockholder of record but hold shares as a beneficial owner in street name, you should provide proof of beneficial ownership as of the record date, such as your most recent account statement prior to March 18, 2022, together with a copy of the voting instruction card provided by your broker, bank, or nominee, or other similar evidence of ownership.

To attend the annual meeting, you must register in advance at www.proxydocs.com/SREV prior to the deadline of May 11, 2022 at 3:00 p.m. Mountain Time. Upon completing your registration, you will receive further instructions via email, including your unique link that will allow you to access the meeting and you will have the ability to submit questions. Please be sure to follow the instructions found on your proxy card and/or voting instruction card and subsequent instructions that will be delivered to you via email.

If you do not comply with the procedures outlined above, you may not be admitted to the virtual annual meeting.

Please let us know if you plan to attend the meeting by marking the appropriate box on the proxy card or, if you vote by telephone or internet, by indicating your plans when prompted. We do not expect to webcast the annual meeting.

Shares held in your name as the stockholder of record may be voted by you at the annual meeting. Shares held beneficially in street name may be voted by you at the annual meeting only if you obtain a legal proxy from the broker, bank, or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the annual meeting, we recommend that you also submit your proxy or voting instructions as described below so that your vote will be counted if you later decide not to vote at the meeting.

7. HOW CAN I VOTE WITHOUT ATTENDING THE ANNUAL MEETING?

By telephone or on the internet

If you are a stockholder of record, you may vote by following the telephone or internet voting instructions on your proxy card.

If you are a beneficial owner of shares, your broker, bank, or other holder of record may make telephone or internet voting available to you. The availability of telephone and internet voting for beneficial owners will depend on the voting processes of your broker, bank, or other nominee holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive.

By mail

Complete, sign and date the proxy card or voting instruction card and return it in the return envelope provided (which is postage prepaid if mailed in the United States). If you are a stockholder of record and you return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card in favor of the recommendations of our board of directors.

If you are a stockholder of record and requested paper materials, and the prepaid envelope is missing, please address and mail your completed proxy card to ServiceSource International, Inc., Attention: Corporate Secretary, 707 17th Street, 25th Floor, Denver, Colorado 80202.

If you are a beneficial owner of shares, you should have received a proxy card and voting instructions with these proxy materials from your broker, bank, or other nominee holder of record. Simply complete and mail the proxy card provided to the address provided by your broker, bank, or other nominee holder of record.

You may still participate in the annual meeting even if you have already voted by proxy provided that you follow the registration procedures set forth in question number six above.

2022 Proxy Statement

8. IS MY VOTE CONFIDENTIAL?

Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within ServiceSource or to third parties, except as necessary to meet applicable legal requirements, to allow for the tabulation of votes and certification of the vote, or to facilitate a successful proxy solicitation.

9. WHAT CAN I DO IF I CHANGE MY MIND AFTER I VOTE BEFORE THE ANNUAL MEETING?

You may change your vote at any time prior to the taking of the vote at the annual meeting. If you are the stockholder of record, you may change your vote by:

●	granting a new proxy bearing a later date (which automatically revokes the earlier proxy) using any of the methods described above (until the polls are closed during the annual meeting),
●	providing a written notice of revocation to our corporate secretary at ServiceSource International, Inc., Attention: Corporate Secretary, 707 17th Street, 25th Floor, Denver, Colorado 80202, prior to your shares being voted, or
●	virtually attending the annual meeting and voting at the meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, bank, or nominee following the instructions they provided or, if you have obtained a legal proxy from your broker, bank, or nominee giving you the right to vote your shares, by virtually attending the annual meeting and voting at the meeting.

10. WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

Only stockholders of record as of the close of business on the record date, March 18, 2022, who have properly registered for the meeting, are entitled to attend, and to vote at, the annual meeting. The names of stockholders of record entitled to vote at the annual meeting will be available at the annual meeting and for 10 days prior to the meeting for any proper purpose relating to the meeting, between the hours of 9:00 a.m. and 4:30 p.m. local time, at our Corporate Headquarters at 707 17th Street, 25th Floor, Denver, Colorado 80202, by contacting our corporate secretary.

11. WHAT ARE THE QUORUM REQUIREMENTS FOR CONDUCTING BUSINESS AT THE ANNUAL MEETING?

A majority of the issued and outstanding shares of common stock must be present or represented by proxy at our annual meeting in order for the annual meeting to be held and business to be transacted.

●	Abstentions and “broker non-votes” are counted as present and entitled to vote for purposes of determining a quorum. A “broker non-vote” occurs when a broker, bank or other holder of record holding shares for a beneficial owner does not vote on a particular proposal because that holder does not have discretionary voting power for that particular item and has not received voting instructions from the beneficial owner.

If there is no quorum, a majority of the votes present at the annual meeting may adjourn the meeting to another date.

12. WHAT ARE THE BOARD’S RECOMMENDATIONS FOR VOTING AT THE ANNUAL MEETING?

Our board of directors recommends that you vote your shares:

●	“FOR” each of the nominees for director named in this proxy statement.
●	“FOR” the amendment to our certificate of incorporation to authorize the board of directors, in its discretion, to amend our certificate of incorporation to effect a reverse stock split of our common stock at a ratio of not less than one-for-five and not more than one-for-ten, as determined by the board of directors.
●	“FOR” on an advisory basis, approval of the compensation of our named executive officers for the year ended December 31, 2021.
●	“FOR” the ratification of Ernst & Young LLP as our independent registered public accounting firm for the 2022 fiscal year.

2022 Proxy Statement

13. WHAT ARE THE VOTING REQUIREMENTS TO APPROVE EACH OF THE PROPOSALS AT THE ANNUAL MEETING?

Proposal	Vote Required	Discretionary Broker Voting Allowed?
Election of directors	Majority of the votes cast. A majority of the votes cast means the number of votes cast “FOR” such nominee’s election exceeds 50% of the number of votes cast with respect to that nominee’s election	No
Vote to authorize the board of directors, in its discretion, to amend our certificate of incorporation to effect a reverse stock split	Two-thirds of the shares outstanding and entitled to vote at the meeting	Yes
Advisory vote to approve executive compensation	Majority of the shares present, represented and entitled to vote at the meeting	No
Ratification of Ernst & Young LLP	Majority of the shares present, represented and entitled to vote at the meeting	Yes

If you are a beneficial owner, your broker, bank or other nominee holder of record is permitted to vote your shares on the proposal to authorize our board of directors to amend our certificate of incorporation to effect a reverse stock split of our common stock at a ratio as determined by the board of directors and the ratification of the selection of Ernst & Young LLP as our independent registered public accounting firm, even if the record holder does not receive voting instructions from you. Your broker, bank or other nominee holder of record does not have discretionary authority to vote on the other three proposals without instructions from you, in which case a broker non-vote will occur, and your shares will not be voted on this matter. Accordingly, if you are a beneficial owner, it is particularly important that you provide your instructions for voting your shares on the election of directors, the vote to authorize our board of directors to amend our certificate of incorporation to effect a reverse stock split of our common stock at a ratio as determined by the board of directors and the advisory vote to approve our executive compensation, to your broker, bank or other nominee holder of record.

Proposal 1 – Election of Directors

If a quorum is present, the affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to elect each director nominee. You may vote “FOR,” “AGAINST,” or “ABSTAIN” with respect to each director nominee. Broker non-votes and abstentions will be counted for purposes of determining whether there is a quorum. In addition, you may not cumulate your votes for the election of directors.

Our bylaws provide for a majority voting standard for the election of directors in uncontested elections. In order for a nominee to be elected in an uncontested election, the number of votes cast “FOR” the nominee’s election must exceed the number of votes cast “AGAINST” that nominee. Broker non-votes and abstentions will have no effect on the outcome of the election. This majority voting standard includes a director resignation policy in the event a nominee does not receive majority support of the votes cast.

In connection with our majority voting procedures, the board of directors nominates for election or re-election as director only those candidates who have tendered, in advance of such nomination, an irrevocable, conditional resignation that will be effective only upon both (i) the failure to receive the required vote at the next stockholders’ meeting at which they face re-election and (ii) the board of directors’ acceptance of such resignation. In an uncontested election, the board of directors, after taking into consideration the recommendation of the nominating and corporate governance committee, will determine whether or not to accept the pre-tendered resignation of any nominee for director who receives a greater number of votes “AGAINST” such nominee’s election than votes “FOR” such nominee. In the event of a contested election, the director nominees who receive the largest number of vote cast “FOR” their election will be elected as directors.

Proposal 2 – Vote to Authorize the Board of Directors, in its Discretion, to Amend Our Certificate of Incorporation to Effect a Reverse Stock Split of Our Common Stock at a Ratio as Determined by the Board of Directors

The affirmative “FOR” vote of two-thirds of the shares outstanding and entitled to vote on the proposal is required to authorize our board of directors, in its discretion, to amend to our certificate of incorporation to effect a reverse stock split of our common stock at a ratio as determined by the board of directors. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal.

2022 Proxy Statement

Proposal 3 – Advisory Vote on Executive Compensation

The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to approve, on an advisory basis, Proposal 3. You may vote “FOR,” “AGAINST,” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal and will not affect the outcome of voting on this proposal.

Proposal 4 – Ratification of Ernst & Young LLP

The affirmative “FOR” vote of a majority of the shares present, represented and entitled to vote on the proposal is required to ratify the selection by our audit committee of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2022. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. Abstentions have the same effect as a vote against the proposal. Broker non-votes are not deemed to be votes cast, are not included in the tabulation of voting results on this proposal and will not affect the outcome of voting on this proposal. Because broker discretionary voting is permitted on this proposal, brokers that do not receive voting instructions from stockholders may vote on this proposal in their discretion.

14. WHAT OTHER MATTERS CAN BE PRESENTED AT THE ANNUAL MEETING?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the annual meeting. If you grant a proxy, the persons named as proxy holders, Gary B. Moore, Chad W. Lyne, and Megan Fine, or any of them, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

If for any reason any of the nominees is not available as a candidate for director at the annual meeting, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by the board of directors.

15. HOW ARE PROXIES SOLICITED AND WHAT IS THE COST?

We are soliciting proxies and will pay the entire cost of preparing, assembling, printing, mailing, and distributing these proxy materials and soliciting votes. In addition to the mailing of these proxy materials, the solicitation of proxies or votes may be made in person, by telephone, or by electronic communication by our directors, officers, and employees, who will not receive any additional compensation for such solicitation activities. We may also reimburse brokerage firms, banks and other nominee holders of record for the cost of forwarding proxy materials to beneficial owners. In the past we have hired a third party to assist in solicitation of proxies, and we may elect to do so again this year on an as needed basis. If we do engage a third party, we will pay them a customary fee consistent with the amounts we have paid in prior years for services and for reimbursement of out-of-pocket expenses.

16. WHAT IF I ONLY RECEIVED ONE COPY OF THE PROXY MATERIALS, EVEN THOUGH MULTIPLE STOCKHOLDERS RESIDE AT MY ADDRESS?

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single copy of the notice of internet availability of proxy materials, our notice of annual meeting, proxy statement and annual report, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards.

Upon written or verbal request, we will deliver promptly a separate copy of the notice of internet availability of proxy materials and, if applicable, this proxy statement and annual report to any stockholder at a shared address to which we delivered a single copy of any of these documents. To receive a separate copy or if you no longer wish to participate in householding and would prefer to receive a separate notice of annual meeting, proxy statement and annual report, please direct your written request to: ServiceSource International, Inc., Attention: Investor Relations, 707 17th Street, 25th Floor, Denver, Colorado 80202, (770) 889-8500.

Stockholders who hold shares in street name should contact their brokerage firm, bank, broker-dealer, or other similar organization to request information about householding.

2022 Proxy Statement

Board Communications, Stockholder Proposals and Company Documents

17. HOW DO I COMMUNICATE WITH THE BOARD?

Stockholders who wish to communicate with our board of directors are welcome to do so either:

●	in writing, at ServiceSource International, Inc., Attention: Corporate Secretary, 707 17th Street, 25th Floor, Denver, Colorado 80202; or
●	online at www.servicesource.com and clicking through “Company,” “Investor Relations,” “Corporate Governance” and “Contact the Board.”

Communications are distributed to our board of directors, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.

18. HOW DO I SUBMIT A PROPOSAL FOR ACTION AT THE 2023 ANNUAL MEETING OF STOCKHOLDERS?

Stockholder Proposals

For Inclusion in Proxy Statement. Stockholders may present proper proposals for inclusion in our proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to our corporate secretary in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2023 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal executive offices no later than December 2, 2022. However, if we hold our 2023 annual meeting of stockholders more than 30 days before or 60 days after the one-year anniversary date of the 2022 annual meeting, we will disclose the new deadline by which stockholders’ proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. In addition, stockholder proposals must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Proposals should be addressed to: ServiceSource International, Inc. Attn: Corporate Secretary 707 17th Street, 25th Floor, Denver, Colorado 80202.

For Consideration at the Annual Meeting but Not Included in Proxy Statement. Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders, but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is:

●	specified in our proxy materials with respect to such meeting,
●	otherwise properly brought before the meeting by or at the direction of our board of directors, or
●	properly brought before the meeting by a stockholder of record entitled to vote at the annual meeting who has delivered timely written notice to our corporate secretary, which notice must contain the information specified in our bylaws.

To be timely for our 2023 annual meeting of stockholders, our corporate secretary must receive the written notice at our principal executive offices:

●	not earlier than December 2, 2022, and
●	not later than January 1, 2023.

In the event that we hold our 2023 annual meeting of stockholders more than 30 days before or more than 60 days after the one-year anniversary date of the 2022 annual meeting, then notice of a stockholder proposal that is not intended to be included in our proxy statement must be received no earlier than the close of business on the 120th day before such annual meeting and no later than the close of business on the later of the following two dates:

●	the 90th day prior to such annual meeting, or
●	the 10th day following the day on which public announcement of the date of such meeting is first made.

If a stockholder who has notified us of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, we are not required to present the proposal for a vote at such meeting.

2022 Proxy Statement

Director Candidate Recommendations

You may recommend director candidates for consideration by our nominating and corporate governance committee. Any such recommendations should include the nominee’s name and qualifications for membership on our board of directors and should be directed to the corporate secretary of ServiceSource at 707 17th Street, 25th Floor, Denver, Colorado 80202.

Director Candidate Nominations

In addition, our bylaws permit stockholders to nominate directors for election at an annual meeting of stockholders. To nominate a director, the stockholder must provide the information required by our bylaws. In addition, the stockholder must give timely notice to our corporate secretary in accordance with our bylaws, which, in general, require that the notice be received by our corporate secretary within the time period described above under “Stockholder Proposals” for stockholder proposals that are not intended to be included in our proxy statement.

Availability of Bylaws

Our bylaws have been publicly filed with the SEC and can also be found on our website at www.servicesource.com in the Corporate Governance section of our investor relations webpage. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

19. WHEN WILL THE COMPANY ANNOUNCE THE VOTING RESULTS?

We will disclose voting results on a Current Report on Form 8-K filed with the SEC after the 2022 annual meeting.

OTHER MATTERS

We know of no other matters to be submitted at the 2022 annual meeting. If any other matters properly come before the 2022 annual meeting, it is the intention of the persons named in the proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by a properly submitted proxy.

THE BOARD OF DIRECTORS

Denver, Colorado

April 1, 2022

2022 Proxy Statement

APPENDIX A

PROPOSED AMENDMENT TO SERVICESOURCE INTERNATIONAL, INC. CERTIFICATE OF INCORPORATION

The text of the proposed amendment to Section 1 of Article V of the Certificate of Incorporation, marked to show changes to the current Section 1 of Article V, is set forth as follows:

5.1	Authorized Capital Stock.
(a)	The total number of shares of all classes of capital stock which the corporation is authorized to issue is 1,020,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value $0.0001 per share (the “ Common Stock ”), and 20,000,000 shares of Preferred Stock, par value $0.0001 per share (the “ Preferred Stock ”).
(b)	On [·] at [·] [·].m. (the “Effective Time”), each [•] ([•]) shares of the corporation’s Common Stock issued and outstanding or held in treasury (if any) immediately prior to the Effective Time shall be automatically reclassified as and combined, without further action, into one (1) validly issued, fully paid and nonassessable share of Common Stock, par value $0.0001 per share (the “ Reverse Stock Split ”), subject to the treatment of fractional share interests as described below. No fractional shares will be issued in connection with the Reverse Stock Split. Instead, the corporation will issue one full share of the post-Reverse Stock Split Common Stock to any stockholder who would have been entitled to receive a fractional share of Common Stock as a result of the Reverse Stock Split. Each holder of Common Stock will hold the same percentage of the outstanding Common Stock immediately following the Reverse Stock Split as that stockholder did immediately prior to the Reverse Stock Split, except for minor adjustments due to the additional net share fraction that will need to be issued as a result of the treatment of fractional shares. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“ Old Certificates ”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the treatment of fractional shares as described above.

2022 Proxy Statement

APPENDIX B

RECONCILIATION OF GAAP to NON-GAAP FINANCIAL MEASURE

The following table presents the reconciliation of Net loss to Adjusted EBITDA:

For the Year Ended
December 31, 2021

(in thousands)
Net loss	$(14,721)
Provision for income tax expense	278
Interest and other expense, net	1,784
Depreciation and amortization	14,667
EBITDA	2,008
Stock-based compensation	6,127
Restructuring and other related costs	1,071
Amortization of contract acquisition asset costs - ASC 606 initial adoption	215
Loss on disposal of fixed assets and other, net	377
Adjusted EBITDA	$9,798

The following table presents the reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow:

For the Year Ended
December 31, 2021

(in thousands)
Net cash provided by operating activities	$3,605
Purchase of property and equipment	(3,932)
Free cash flow	$(327)

2022 Proxy Statement

YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: P.O. BOX 8016, CARY, NC 27512-9903 ServiceSource International, Inc. Annual Meeting of Stockholders For Stockholders of record as of March 18, 2022 TIME: Thursday, May 12, 2022 3:00 PM, Mountain Time PLACE: Annual Meeting to be held live via the internet - please visit www.proxydocs.com/SREV for more details This proxy is being solicited on behalf of the Management The undersigned hereby appoints Gary B. Moore, Chad Lyne, and Megan Fine, and each or any of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of ServiceSource International, Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and revoking any proxy heretofore given. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED FOR ALL LISTED NOMINEES, FOR THE APPROVAL TO AUTHORIZE OUR BOARD OF DIRECTORS, IN ITS DISCRETION, TO AMEND OUR CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT, FOR THE ADVISORY APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS FOR THE YEAR ENDED DECEMBER 31, 2021, AND FOR THE RATIFICATION OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2022, AND IN THE DISCRETION OF THE NAMED PROXIES ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING. You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card. PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE INTERNET Go To: www.proxypush.com/SREV • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote PHONE Call 1-866-284-4915 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions MAIL • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided

ServiceSource International, Inc. Annual Meeting of Stockholders Please make your marks like this: MANAGEMENT RECOMMENDS A VOTE: FOR ON PROPOSALS 1, 2, 3 AND 4 MANAGEMENT RECOMMENDS PROPOSAL Election of Directors YOUR VOTE 1. FOR AGAINST ABSTAIN 1.01 Andrew M. Baker FOR 1.02 Jane Okun Bomba FOR 1.03 John R. Ferron FOR 1.04 John R. Harris FOR 1.05 John A. Meyer FOR 1.06 Gary B. Moore FOR 1.07 Richard G. Walker FOR FOR AGAINST ABSTAIN 2. Vote to authorize the Company’s board of directors, in its discretion, to amend our Certificate ofIncorporation to effect a reverse stock split in a ratio of not less than one-for-five and not more than one-for-ten. Advisory vote on compensation of our named executive officers for the year ended December 31, 2021. Ratification of the selection of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2022. FOR 3. FOR 4. FOR You must register to attend the meeting online and/or participate at www.proxydocs.com/SREV Authorized Signatures - Must be completed for your instructions to be executed. Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form. Signature (and Title if applicable) Date Signature (if held jointly) Date X